UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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68 South Service Road, Suite 230
Melville, New York 11747
November 26, 2014

To Our Stockholders:

On behalf of the Board of Directors (the “Board”) and management, I cordially invite you to attend the Fiscal 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”). The Annual Meeting will be held at 10 a.m. on January 9, 2015 at our corporate headquarters located at 68 South Service Road, Melville, New York, 11747. The Notice of Fiscal 2014 Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

Your Board recommends that you promptly vote “FOR” Proposals 1, 2, and 3 on the enclosed proxy card. It is important that your shares are voted at the Annual Meeting. Whether or not you are able to attend in person, the prompt execution and return of the enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the Internet or by telephone will assure that your shares are represented at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2014
Annual Meeting of Stockholders to be Held on January 9, 2015.

Our Proxy Statement and Fiscal 2014 Annual Report are available at:
www.proxyvote.com and www.comtechtel.com

On behalf of everyone at Comtech, we thank you for your ongoing interest and investment in our Company. We are committed to acting in your best interests.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

Your vote is extremely important. If you have any questions or require any assistance voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

68 South Service Road, Suite 230
Melville, New York 11747

NOTICE OF FISCAL 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………………	10 a.m., Eastern Time, on January 9, 2015
PLACE……………………………..	Comtech Telecommunications Corp. 68 South Service Road (Lower Level Auditorium) Melville, New York 11747
ITEMS OF BUSINESS…………………………
1) To elect Ira S. Kaplan and Stanton D. Sloane to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its fiscal year ending July 31, 2017.

2) To conduct an advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

3) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending July 31, 2015.

4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board unanimously recommends that the stockholders vote “FOR” approval of Proposal Nos. 1, 2, and 3, to be presented to stockholders at the Fiscal 2014 Annual Meeting of Stockholders using the enclosed proxy card.

RECORD DATE…………………...	In order to vote, you must have been a stockholder at the close of business on November 17, 2014.
ATTENDANCE AT THE MEETING………………………....
Only stockholders of the Company and its invited guests may attend the Annual Meeting. Proof of ownership of Comtech Common Stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement or other proof of ownership as of the close of business on November 17, 2014 to be admitted to the Annual Meeting. Please note that a street-name stockholder who wishes to vote in person at the Annual Meeting will need to provide a legal proxy from its bank, broker or other holder of record.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

PROXY VOTING………………….
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the Annual Meeting in person. Please complete, sign, date and mail the enclosed proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors,
Patrick O’Gara Secretary November 26, 2014

FISCAL 2014 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•
Election of Ira S. Kaplan and Stanton D. Sloane to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its 2017 fiscal year;

•	An advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on November 17, 2014, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other holder of record.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

When are the proxy materials first being sent or given to stockholders?

The Notice of the Annual Meeting, Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about November 26, 2014.

How do stockholders vote?

Stockholders may vote at the Annual Meeting in person or by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by doing one of the following:

● Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.

● Vote by Telephone: You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions. If you are a beneficial owner, or you hold your shares in “street name” as described below, please follow the instructions provided by your bank, broker or other holder of record with respect to voting by telephone.

● Vote via the Internet: You can vote your shares via the Internet by going to the website address for Internet voting indicated on your proxy card and following the steps outlined on the secure website. If you are a beneficial owner, or you hold your shares in “street name,” please follow the instructions provided by your bank, broker or other holder of record with respect to voting via the Internet.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us will be voted at the Annual Meeting in accordance with the instructions given by you on the proxy card that you return or by telephone or Internet.

If you sign and return your proxy card, but do not give voting instructions, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies. The proxies named on the proxy card are Fred Kornberg, Chairman, Chief Executive Officer (“CEO”) and President of Comtech and Michael D. Porcelain, Senior Vice President and Chief Financial Officer (“CFO”) of Comtech.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on other matters. At the Annual Meeting, only the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2015 (Proposal No. 3) is a matter considered routine under applicable rules. Accordingly, brokers and nominees will not have discretionary authority to vote on the following matters at the Fiscal 2014 Annual Meeting of Stockholders:

•	The election of members to our Board of Directors; and

•	The advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion. In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.

At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Annual Meeting.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech a notice of revocation, by submitting a duly executed later-dated proxy by mail, telephone or via the Internet, or by attending the Annual Meeting and voting in person by ballot. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What should I do if I receive more than one proxy card?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please execute and return each proxy card or, if you choose to vote by telephone or by Internet, please vote using each proxy you receive. Only your latest dated proxy for each account will be voted.

How many shares are outstanding and what constitutes a quorum?

At the close of business on November 17, 2014, the record date for the Annual Meeting, 16,212,726 shares of Common Stock were outstanding. Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, “abstentions” and broker non-votes count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Two Directors. The two director nominees will be elected by a plurality of the votes cast. That means that the nominees receiving the greatest number of “FOR” votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the Annual Meeting.

Approval (on an advisory basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares voted in person or by proxy.

Ratification of Selection of Accounting Firm. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2015 will require the affirmative vote of a majority of the shares voted in person or by proxy.

Other Matters. Approval of any other matter that comes before the Fiscal 2014 Annual Meeting of Stockholders generally will require the affirmative vote of a majority of the shares voted in person or by proxy although a different number of affirmative votes may be required, depending on the nature of such matter.

How do withheld votes, abstentions and broker non-votes affect the outcome of a vote?

Withheld votes and broker non-votes with respect to a nominee for election as director will not affect the outcome of the vote.

Abstentions and broker non-votes with respect to any matter for which the vote required is a majority of the votes cast (i.e., the advisory vote on executive compensation and the ratification of KPMG LLP), will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast under our By-Laws or under the laws of the State of Delaware (our state of incorporation).

What does our Board of Directors’ recommend?

The Board of Directors unanimously recommends that you vote by proxy as follows:

•	Proposal No. 1 - FOR the election of the two nominees proposed by the Company for election as directors;

•	Proposal No. 2 - FOR the proposal to approve (on an advisory basis) the compensation of Named Executive Officers as disclosed in this Proxy Statement; and

•	Proposal No. 3 - FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2015.

Other Information

We have enclosed our Annual Report for fiscal 2014 together with this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

Our Internet website is www.comtechtel.com and we make available on our website our filings with the SEC, including annual reports, quarterly reports, current reports and any amendments to those filings. We also use our website to disseminate other material information to our investors (on the Home Page and in the “Investor Relations” section). Among other things, we post on our website our press releases and information about our public conference calls (including the scheduled dates, times and the methods by which investors and others can listen to those calls), and we make available for replay webcasts of those calls and other presentations.

Since October 2013, we have used the Internet to communicate with investors, including information about our stockholder meetings. Information and updates about our Fiscal 2014 Annual Meeting have been and will continue to be posted on our website at www.comtechtel.com in the "Investor Relations" section. The reference to our website address does not constitute incorporation by reference of any other information contained therein into this Proxy Statement.

The Fiscal 2014 Annual Meeting of Stockholders may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

This table provides the number of shares owned by principal stockholders who the Company believes beneficially own more than five percent of our outstanding Common Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on November 17, 2014.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

TABLE OF PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
First Eagle Investment Management, LLC (1) 1345 Avenue of the Americas, 48th Floor New York, NY 10105	1,701,570	10.5%
Dimensional Fund Advisors, Inc. (2) 6300 Bee Cave Road, Building 1 Austin, TX 78746-5833	1,332,121	8.2%
BlackRock Fund Advisors (3) 400 Howard Street San Francisco, CA 94105-2618	1,242,223	7.7%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355-2331	1,090,529	6.7%

(1)	The information is based on a Schedule 13G filed by First Eagle Investment Management, LLC with the SEC, reporting beneficial ownership as of October 31, 2014.

(2)	The information is based on a Form 13F filed by Dimensional Fund Advisors, Inc. with the SEC, reporting beneficial ownership as of September 30, 2014.

(3)	The information is based on a Form 13F filed by BlackRock Fund Advisors with the SEC, reporting beneficial ownership as of September 30, 2014.

(4)	The information is based on a Form 13F filed by The Vanguard Group, Inc. with the SEC, reporting beneficial ownership as of September 30, 2014.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Common Stock of each of our current directors, Chief Executive Officer, Chief Financial Officer, and the three other highest paid executive officers (collectively, the “Named Executive Officers” or “NEOs”) and all directors and executive officers as a group, as of November 17, 2014.

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

TABLE OF SHARES BENEFICIALLY OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

Name	(1) Shares Beneficially Owned on November 17, 2014	Percent of Class
Non-employee Directors (listed alphabetically):
Richard L. Goldberg	38,612	*
Edwin Kantor	42,169	*
Ira S. Kaplan	36,112	*
Robert G. Paul	37,102	*
Stanton Sloane	11,474	*

Named Executive Officers (listed alphabetically):
Richard L. Burt	177,117	1.1%
Fred Kornberg	613,726	3.7%
Robert L. McCollum	128,581	*
Michael D. Porcelain	160,274	1.0%
Robert G. Rouse	64,194	*
All directors and all current executive officers as a group (10 persons)	1,309,361	7.8%

_____________________
* Less than one percent

(1)
Includes: (i) 2,490 stock units held by Mr. Paul, (ii) 579 stock units held by Dr. Sloane, (iii) 2,103 restricted stock units held by each of Messrs. Goldberg, Kaplan and Paul and 1,584 restricted stock units held by Mr. Kantor, (iv) 4,974 performance shares held by Mr. Kornberg, (v) 898 performance shares held by Mr. Rouse, (vi) 5,072 share units held by Mr. Porcelain, and (vii) the following shares of our Common Stock underlying stock options with respect to which such persons have the right to acquire beneficial ownership within 60 days from November 17, 2014: Mr. Goldberg 30,000 shares; Mr. Kantor 30,000 shares; Mr. Kaplan 30,000 shares; Mr. Paul 30,000 shares; Dr. Sloane 10,376 shares; Mr. Burt 17,900 shares; Mr. Kornberg 189,000 shares; Mr. McCollum 46,600 shares; Mr. Porcelain 95,400 shares; Mr. Rouse 59,200 shares; and all directors and executive officers as a group 538,476 shares. We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board’s Oversight Role

Our Board of Directors oversees the management of our business, in accordance with Delaware General Corporation Law and our Certificate of Incorporation and By-Laws. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees. The Board and its committees also confer, as needed, with independent financial, executive compensation and other advisors. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of any member of management, including our CEO.

Independent Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board’s policy that a substantial majority of our directors should be independent. We have only one director who is an employee of the Company (our Chairman of the Board, Mr. Fred Kornberg, who is also our CEO and President).

Our Board of Directors has determined that all five of our other directors have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that all of these directors also meet the applicable definition of an “independent director” under the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”).

Our Governance Policies and Guidelines

Our Board of Directors has adopted Corporate Governance Policies and Guidelines. These policies and guidelines, in conjunction with the Company’s Certificate of Incorporation and By-Laws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.

The following is a summary of the key components of our Corporate Governance Policies and Guidelines (which can be found at our web site at http://www.comtechtel.com/directors.cfm):

•	Directors should have high professional and personal ethics and values, and should have experience in areas of particular significance to the long-term creation of stockholder value.

•	Directors must have sufficient time to carry out their duties and limit their service to no more than three other public company boards.

•
Each member of our Board of Directors must at all times exhibit high standards of integrity and ethical behavior and adhere to our Standards of Business Conduct. We require directors as well as employees to certify in writing on an annual basis that they have read and will abide by such standards. In addition, Directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.

•	Unless requested by the Board of Directors to remain, an employee director is expected to resign from the Board of Directors at the time employment terminates.

•	The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•
The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO, and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO. These plans are discussed by the Board of Directors at least annually.

•
Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have. Members of senior management, as appropriate, are invited to attend Board meetings.

•
The Board of Directors and each committee of the Board have the authority, at our expense, to retain and discharge independent advisors as the Board of Directors and any such committee deems necessary, including the sole authority to approve the advisors’ fees.

•	The Board of Directors and each committee shall conduct a self-evaluation annually. The Nominating and Governance Committee shall oversee each such annual self-evaluation.

•
Non-employee directors are required to hold an equity ownership interest in Company stock with a market value of at least six times their respective annual cash retainer. Our CEO is required to hold an equity ownership interest in Company stock with a market value of at least six times his annual base salary. All other executive officers are required to hold an equity ownership interest of at least 20,000 shares or shares with a market value of at least two times their respective annual base salary, whichever is less. Until applicable equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are required to hold any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based award or similar awards issued in fiscal 2011 or later, less the number of shares used for the payment of any related exercise price and applicable taxes.

•
The Nominating and Governance Committee of the Board of Directors shall maintain guidelines for the review, approval or ratification and disclosure of “related person transactions” as defined by SEC rules.

•	The Chairperson of the Nominating and Governance Committee (and if different, our Lead Independent Director) shall receive copies of stockholder communications directed to non-management directors.

Executive Sessions of the Independent Directors

Executive sessions of the independent directors occur without the presence of the Chairman and CEO. Given the combined role of our Chairman and CEO, the Board believes that executive sessions of the independent directors and the existence of a Lead Independent Director play important roles in the governance structure of Comtech.

In fiscal 2014, the independent directors held five executive sessions. These sessions included discussion on a wide range of strategic matters.

Board Leadership Structure

The Chairman of the Board is Fred Kornberg, who also serves as our CEO. As CEO, Mr. Kornberg is responsible for general oversight of our businesses and the various executive management teams that are responsible for our day-to-day operations, and he is accountable directly to the full Board of Directors. As Chairman, Mr. Kornberg’s in-depth knowledge of our Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see to it that key issues and recommendations are brought to the attention of the Board. Our Board believes that, in light of our three complementary business segments, this streamlined leadership structure is currently appropriate for our Company as it enhances the ability of our business segments to operate flexibly to maximize responsiveness to our customers. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the Board.

Edwin Kantor serves as our Lead Independent Director. As Lead Independent Director, Mr. Kantor presides at meetings of the Board in the absence, or upon the request, of the Chairman; presides at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors (and communicating with our CEO, as appropriate, concerning matters arising from such executive sessions); approves Board meeting dates and agendas, as well as certain information packages provided to directors, and in consultation with the Chairman, recommends matters for the Board to consider; serves as a liaison between independent directors and the CEO and other members of senior management; and evaluates, along with the members of the Executive Compensation Committee of the Board, the performance of the Company’s CEO.

Five of our six directors are “independent” as defined by applicable NASDAQ listing standards and we believe our overall Board leadership structure allows the Board to appropriately perform its oversight functions. The five directors determined to be independent are Messrs. Goldberg, Kantor, Kaplan, Paul and Sloane.

The Board of Directors’ Role in Risk Management, Environmental Compliance and Workplace Safety

In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee, Nominating and Governance Committee and Executive Compensation Committee, which periodically assess the various significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. Any such risk oversight that is not specifically assigned to a Committee comes within the purview of the Audit Committee. The Board (and its various Committees) administers its risk oversight responsibilities through our CEO and our CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as management's identification, assessment and mitigation of the material risks affecting our operations. The Board (and its various Committees) also periodically engage outside advisors who help assess risk.

Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace safety, our Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, our Board will periodically assess the need for the establishment of other Board level committees. We have a successful track record of maintaining compliance with the various global environmental standards and initiatives that are applicable to our business segments.

Committees of the Board of Directors

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors and reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance, Board of Directors and committee self-evaluations, and any related-party transactions.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities, and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include operational, accounting and finance, and technology experience related to our business.

The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, taking into account prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee seeks diversity of professional experience, education, skill, gender, race, ethnic or national origin, age and other qualities and attributes as compared to the current Board members. These factors are important as a diverse Board can provide different perspectives to Board discussions and decisions.

In evaluating director candidates, the Nominating and Governance Committee generally considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•
the knowledge, skills and background of candidates, in light of prevailing business conditions and the knowledge, skills, background and experience already possessed by other members of our Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours; and

•	financial acumen and corporate governance experience.

Our Nominating and Governance Committee also believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in interviews with the candidate and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors. Candidates are typically identified by our Board of Directors, including with the assistance of a global search firm experienced in director candidate searches. Our Nominating and Governance Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating and Governance Committee is an “independent director,” as that term is defined in applicable NASDAQ listing standards. Our Nominating and Governance Committee’s Charter and our Corporate Governance Policy and Guidelines are available on our website at www.comtechtel.com, under the link for “Board of Directors” in the “Investor Relations” section.

During fiscal 2014, our Nominating and Governance Committee held two meetings.

Audit Committee
Our Audit Committee functions include engaging our independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with our independent registered public accounting firm, overseeing our internal audit function, reviewing our internal accounting controls and approving services to be performed by our independent registered public accounting firm and related fees.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ Marketplace Rules and meet the independence criteria set forth in the rules of the SEC. Our Board of Directors has determined that each of Messrs. Paul and Sloane qualifies as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience.

Our Audit Committee’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section.

During fiscal 2014, our Audit Committee held four meetings.

Executive Compensation Committee
Our Executive Compensation Committee (referred to throughout this proxy by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. The ECC also constitutes our Stock Option Committee which administers our stock incentive plan. The ECC determines the terms of performance-based awards for our executive officers, and negotiates the terms of any employment-related agreements with our executive officers. In addition, the ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of the equity-based programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by the ECC to advise and assist it with respect to certain executive compensation matters. The ECC has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall. Steven Hall provides no other services to Comtech, other than those relating to executive and director compensation. The ECC has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the ECC.

The ECC often requests our CEO and CFO be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors. At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters. The ECC also meets with our CEO to discuss his own compensation package, and his recommendations for other executives, but ultimately decisions regarding compensation for our CEO and other executive officers are made by the ECC.

Only ECC members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of the ECC meetings, when members of management are not present. Our CEO, CFO, and other members of our management team may work with Steven Hall to provide it information and develop proposals, and to ensure the accuracy of presentations to the ECC.

Our Board of Directors has determined that each member of the ECC is an “independent director,” as that term is defined in applicable NASDAQ listing standards. The ECC’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section.

The ECC held five meetings during the past fiscal year.

Executive Committee
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval. In practice, our Executive Committee has been tasked, when necessary, with finalizing the logistics and administrative tasks associated with decisions that have been vetted by the full Board of Directors. During fiscal 2014, it was not necessary that the Executive Committee hold any meetings.

Board of Directors Meetings

Our Board of Directors held eight meetings during fiscal 2014, including regularly scheduled and special meetings.

During fiscal 2014, all of our incumbent directors attended 100% of the meetings held by the Board of Directors, and all committees on which they served.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our Lead Independent Director or any other individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

Annual Meeting Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meetings of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All incumbent directors, who were serving as directors at the time, attended our Fiscal 2013 Annual Meeting of Stockholders in person.

CODE OF ETHICS

We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all of our other employees. These standards are a guide to help ensure compliance with our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.”

We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

The Executive Compensation Committee (“ECC”) determines the compensation of all of our executive officers. This compensation discussion and analysis (“CD&A”) focuses on our Named Executive Officers (“NEOs”) and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

Overview

The ECC believes that our executive compensation program is designed to produce long-term business success and is based on a pay-for-performance philosophy.

Prior to fiscal 2014, the ECC made important modifications and enhancements to our executive compensation program including: (i) the adoption of an annual GAAP diluted earnings per share (“EPS”) performance metric for our CEO and other NEOs with company-wide responsibilities, (ii) the requirement that a minimum of 70% of financial goals, provided for in our annual non-equity incentive awards to our CEO, be met before any payout, (iii) the adoption of mandatory equity ownership interest guidelines for both NEOs and non-employee directors, and (iv) the issuance of restricted stock units with one year performance conditions as a component of annual equity awards for our NEOs in contrast to our historical practice of solely awarding stock options. The ECC also modified our CEO’s employment contract to eliminate a so-called tax “gross-up” payment if change-in-control payments to our CEO were to trigger an excess golden parachute excise tax. In deciding on these modifications and enhancements, the ECC considered stockholder feedback.

The ECC believed these aforementioned modifications and enhancements were necessary to appropriately incentivize our NEOs who were tasked with implementing a strategy of stimulating growth in long-term revenue and operating income in the face of unique challenges resulting from the July 2010 decision of the U.S. Army to award the Blue-Force Tracking-2 (“BFT-2”) contract to a competitor that bid 50% lower than we bid. The July 2010 loss of the BFT-2 contract award resulted in a 31.9% one-day drop in our stock price and the loss was expected to result in significant reductions to our revenue and operating income for several years.

In fiscal 2014, the ECC believed that our executive compensation program could be further simplified and fine-tuned and considered additional stockholder feedback. As such, the ECC implemented additional changes described in greater detail below under the caption “Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014,” which included: (i) establishing total direct compensation targets for each NEO, (ii) establishing fiscal 2014 non-equity incentive award opportunities based on targeted dollar amounts for each NEO (in prior years, these opportunities were calculated based on a percentage of pre-tax profit), (iii) significantly reducing the maximum annual non-equity incentive payout opportunity for all of our NEOs (including a substantial reduction to the CEO’s) as compared to prior year opportunities, (iv) increasing the portion of targeted total direct compensation allocated to long-term equity awards as compared to prior years, (v) introducing long-term performance shares (commonly referred to as performance-based restricted stock units) with challenging three-year performance goals for adjusted EBITDA and revenue, and (vi) eliminating all remaining tax “gross-up” entitlements for our NEOs. Many of these changes were discussed in our fiscal 2013 proxy statement, and the ECC was pleased that 98.8% of the shares voted by our stockholders were in favor of our fiscal 2013 executive compensation, a strong endorsement of our revised executive compensation program.

In determining financial and personal performance goals and award opportunities at the beginning of fiscal 2014, the ECC considered the lingering impact of the loss of the BFT-2 contract award and the overall difficult global business conditions that our NEOs were facing; but nevertheless, established fiscal 2014 non-equity incentive plan performance goals at levels deemed challenging and to some extent constituting “stretch” goals at target.

The ECC believes that the additional modifications and enhancements that it made to our executive compensation program over the years were appropriate and have played an important role in further incentivizing our NEOs to guide our company to success. The ECC also believes that our NEOs' skills and experience are critical and will drive long-term total stockholder returns.

After several years of revenue and operating income declines following the loss of the BFT-2 contract award, fiscal 2014 total stockholder returns were strong and Comtech returned to growth. The ECC believes that our NEOs were appropriately compensated for this performance.

The ECC believes the following fiscal 2014 results created momentum that should carry forward into fiscal 2015:

•	Revenues increased 8.6%, from $319.8 million in fiscal 2013 to $347.2 million in fiscal 2014;

•	GAAP pre-tax profit increased to $38.5 million in fiscal 2014 from $27.5 million in fiscal 2013, a 40.0% increase;

•	Adjusted EBITDA (non-GAAP) was $61.3 million for fiscal 2014, up from $52.2 million in fiscal 2013, a 17.4% increase;

•	GAAP diluted EPS was $1.37 in fiscal 2014, up from $0.97 in fiscal 2013, a 41.2% increase;

•	Operating cash flow generation of $34.6 million in fiscal 2014; and

•	From July 31, 2013 to July 31, 2014 (our fiscal 2014), we generated a one-year total stockholder return of approximately 29.6% and, as of July 31, 2014, our closing stock price was $33.80.

The ECC views the overall positive results of fiscal 2014 as evidence of the fact that our stockholders are benefiting from our NEOs’ efforts and their strategic and financial accomplishments, which include:

•
Developing products and services that offer long-term growth opportunities due to their (i) alignment with national defense and other national priorities, (ii) addressing needs in developing countries to upgrade communications infrastructure, (iii) providing effective means to meet increasing demand for bandwidth to support voice, video and data traffic, and (iv) positioning to be able to benefit from the continued shift toward information-based network-centric warfare;

•
Continuing to secure important bookings including two new three-year contracts aggregating $68.2 million to continue to provide BFT-1 sustainment support for the U.S. Army, including the annual $10.0 million intellectual property license fee;

•	Recommending and overseeing multi-year research and development projects in areas that have excellent opportunities in growth markets;

•	Continually evaluating acquisition opportunities, but pursuing them in a disciplined manner;

•
Positioning our Company to allow our Board of Directors to authorize a significant return of capital to our stockholders through our annual dividend program which was initiated in September 2010 and was increased by 20% since then to a current annual target of $1.20 per share (payable quarterly); and

•	Strengthening our balance sheet by becoming debt-free in fiscal 2014 and reducing our interest expense.

As noted above, we achieved a 40.0% year-over-year increase in GAAP pre-tax profit and a 41.2% increase in GAAP diluted EPS in fiscal 2014. However, because of the challenging pre-set performance goals established by the ECC at the beginning of the fiscal year, the fiscal 2014 non-equity incentive awards paid to our CEO and other NEOs with company-wide responsibilities were at levels less than 75% of target. Total compensation for all of our NEOs as a group increased by 25.6% (including our CEO whose compensation increased by 11.8%).

The ECC believes that the actual total compensation awarded to our NEOs in fiscal 2014 as reflected in the “Summary Compensation Table” is aligned with overall results, returns to our stockholders, and are appropriate in light of each individual’s contributions to our overall success.

Looking forward, the ECC believes that our executive compensation program is appropriately designed to incentivize our executives to grow our business and that our senior executives are critical to the future success of our business.

Response to Say-on-Pay Advisory Votes and Consideration of Stockholder Feedback

At our December 2013 annual meeting, 98.8% of the shares voted were voted in favor of our fiscal 2013 executive compensation program, a noteworthy increase from the 75.8% and 68.4% favorable votes, in fiscal 2012 and 2011, respectively.

The ECC believes this highly supportive vote is attributable to: (i) the comprehensive review of our executive compensation program performed by the ECC over the past several years, (ii) the ECC’s listening to stockholder feedback and comments by certain leading proxy advisory firms; and (iii) the changes implemented by the ECC to our executive compensation program, including those changes effective for fiscal 2014.

Feedback considered by the ECC in making these changes included:

•	peer companies listed in a compensation study described in our fiscal 2012 CD&A included companies that were much larger than Comtech;

•	the annual non-equity incentive and the maximum payout opportunity for our CEO was too high;

•	total compensation levels and opportunities appeared to be high; and

•	the program had complex mechanics and an unfamiliar structure compared to other companies.

Based, in part, on this feedback and the ECC’s own desire to simplify and fine-tune our executive compensation program, the ECC implemented the modifications and enhancements which are summarized in the following section.

Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014

The ECC implemented changes to our program for fiscal 2014 which include:

•
Establishment of a policy of setting a total direct compensation target (encompassing the total of the compensation components identified in the “Summary Compensation Table,” but excluding items contained in “All Other Compensation”) for each NEO. In determining specific total direct compensation targets, the ECC considered an independent study prepared by its compensation consultant which compared total direct compensation for executives in similar positions at peer companies (all of which were in the telecommunications industry and of a size comparable to Comtech). Although the ECC did not adopt a formal benchmarking policy, the study provided the ECC with an understanding of the competitive range of total direct compensation for executives in comparable positions. When determining individual components of fiscal 2014 targeted total direct compensation, each NEO’s base salary remained the same as it was in fiscal 2013, and the remainder of targeted total direct compensation was apportioned approximately 50% to annual non-equity incentive compensation and 50% to long-term equity awards, with the long-term equity award component then apportioned approximately 50% each to stock options and long-term performance shares, both valued at the grant date.

•
Establishment of non-equity incentive award opportunities in fiscal 2014 based on targeted dollar amounts for each NEO (rather than based on a percentage of applicable pre-tax profit as it was in prior years), while at the same time significantly reducing the maximum annual non-equity incentive payout opportunity (including a substantial reduction to the CEO’s) as compared to maximum annual non-equity payout opportunities provided in prior years. This methodology included specifying fiscal 2014 target, threshold and maximum levels, in dollars, for each individual NEO. The impact of this change, as it relates to the non-equity incentive award opportunity is evidenced by the reduction in our CEO’s maximum non-equity incentive award from $3,675,000 in fiscal 2013 to $1,350,000 in fiscal 2014.

•
Increasing the portion of targeted total direct compensation allocated to long-term equity awards as compared to prior years and introducing long-term performance shares (commonly referred to as performance-based restricted stock units) with challenging performance goals established for adjusted EBITDA and revenue for a three year period ending July 2016. For fiscal 2012 and fiscal 2013, the ECC granted each individual NEO restricted stock units with a one-year performance condition requiring Comtech to be profitable for the fiscal year ending after the date of grant. The three year adjusted EBITDA and revenue goals for the long-term performance shares were equally weighted at 50% which the ECC believes will further align our executives with long-term stockholder return. In order to earn and receive any shares, an NEO must achieve 70% or more of at least one goal.

•
All remaining tax "gross-up" entitlements were eliminated from our NEOs’ change-in-control agreements. In fiscal 2013, the ECC had eliminated this tax "gross-up" entitlement for our CEO and believed that eliminating the provision from our other NEOs’ change-in-control agreements would conform to recent corporate governance and compensation trends.

Objectives of Our Executive Compensation Program for our NEOs

The principal goals of our executive compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value.

The ECC intends for our executive compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.

Our key executive officer compensation objectives are to:

•	Attract and retain the key leadership talent required to successfully execute our business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity that reflects the relative contribution of each executive officer;

•	Strongly link the interests of executives to those of our stockholders and other key constituents;

•	Keep our executive compensation practices transparent;

•	Comply with applicable rules and regulations; and

•	Administer executive compensation in a cost-effective and tax-efficient basis.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of annual non-equity incentive awards and long-term equity incentive awards. The ECC believes that our overall compensation program has and will continue to result in long-term alignment with our stockholders.

Annual non-equity incentives are intended to motivate and reward our NEOs’ efforts and contributions to our long-term success. Cash bonuses can be paid separately to reward other accomplishments. Stock options, long-term performance shares and other stock-based awards create compensation opportunities intended to align management’s long-term interests with those of our stockholders and to promote long-term service. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

The ECC assesses the performance of our NEOs in light of business conditions and based on the efforts and effectiveness of each individual NEO as well as their collective efforts. The ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success. The ECC also intends that the levels of compensation available to executive officers be fair internally as compared to each other and competitive in the marketplace.

The ECC believes our executive compensation program needs to be competitive so that we can retain our senior executive officers who have demonstrated their leadership, commitment and overall worth to our organization. These executives may be sought by other firms or may have other interests. A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Determination of Compensation Opportunities for NEOs

Overview and Components of Fiscal 2014 Compensation Opportunities

The ECC has historically utilized a “pay-for-performance” policy in developing and allocating compensation elements between short-term and long-term, and allocating between cash and non-cash compensation, which has resulted in significant growth and stockholder value creation when viewed over a number of years.

In making decisions regarding our executive officer compensation, our ECC members also draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry, and which has been derived from publicly available information such as other public company SEC filings and published reports on executive compensation and from the Company’s preparation of and participation in benchmark studies. The ECC also has the ability to engage independent advisors and has done so in the past.

Effective for fiscal 2014, the ECC determined compensation opportunities for our NEOs using a methodology that established targeted total direct compensation for each NEO. Targeted total direct compensation is defined, in essence, as the total of the compensation components identified in the “Summary Compensation Table,” but excluding items contained in “All Other Compensation” for each NEO. The ECC expects that targeted total direct compensation for an executive will be competitive with market levels of compensation and that the mix of compensation for any given fiscal year will be heavily weighted towards incentive-based compensation.

The following table summarizes the components of total direct compensation for fiscal 2014:

Components of Total Direct Compensation For Fiscal 2014
Annual Base Salary +

Annual Non-Equity
Incentive Awards

These awards may be settled in cash or share units if at least 70% of financial goals and/or certain personal goals are determined to be achieved by the ECC.

Financial goals for our CEO and NEOs with company-wide responsibility are pre-tax profit, free cash flow and GAAP diluted earnings per share (all as defined). All other NEOs’ goals were based on pre-tax profit, free cash flow and bookings. All NEOs, other than our CEO, received five specific personal goals.

	+	Long-Term Equity Incentive Awards		= Total Direct Compensation for Fiscal 2014
		Stock Options Granted with an exercise price equal to the fair market value at date of grant.	Long-Term Performance Shares These awards are payable within a range of 70% to 200% of target shares if minimum 3-year financial goals are achieved.

In establishing specific targeted total direct compensation in fiscal 2014 for each individual NEO, the ECC considered an independent study prepared by Steven Hall & Partners, LLC (“Steven Hall”) an independent executive compensation consulting firm. For the past several years, the ECC has engaged Steven Hall to assist it as it reviewed and made modifications and enhancements to our executive compensation program (see section entitled “Independent Reviews of Executive Compensation”).

The independent study compared our NEOs’ total direct compensation with executives in similar positions at peer companies (all of which are in the telecommunications industry and of a size comparable to Comtech). Although the ECC did not adopt a formal benchmarking policy, the study provided the ECC with an understanding of the competitive range of total direct compensation for executives in comparable positions. The ECC also reviewed each of our NEO’s targeted total direct compensation in fiscal 2014 with our CEO and in executive session.

The final targeted total direct compensation in fiscal 2014 for each NEO as determined by the ECC is summarized in the table below:

NEO	Targeted Total Direct Compensation
Fred Kornberg	$2,535,000
Michael D. Porcelain	980,000
Robert G. Rouse	930,000
Robert L. McCollum	1,365,000
Richard L. Burt	905,000

As part of its review of targeted total direct compensation (the sum of salary, annual non-equity incentive compensation and long-term incentive compensation), the ECC determined to maintain each of our individual NEO’s base salaries, in fiscal 2014, at the same levels as in fiscal 2013. When determining the remaining individual components of fiscal 2014 targeted total direct compensation, approximately 50% was apportioned to annual non-equity incentive compensation and 50% to long-term equity awards, with the long-term equity award component then apportioned approximately 50% each to stock options and long-term performance shares, both valued at the grant date.

The following discusses each individual component in more detail:

Annual Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions in the marketplace. The ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our Company’s operations for which the executive is responsible. The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers. The ECC reviews public information regarding competitive levels of salary in our industry, but has not established a policy of targeting a particular benchmarked level. The ECC’s determinations regarding salary reflect a degree of subjectivity and business judgment as to the performance and competitiveness of salary levels for each individual NEO’s position.

For fiscal 2014, the following salaries were in effect.

NEO	Salary
Fred Kornberg	$735,000
Michael D. Porcelain	380,000
Robert G. Rouse	350,000
Robert L. McCollum	405,000
Richard L. Burt	365,000

For fiscal 2015, the ECC has increased the salary for each individual NEO by approximately 3%, in line with merit increases for salaried employees generally.

Cash Bonuses – The ECC has the ability to award cash bonuses (as defined by SEC rules and regulations and generally referring to discretionary bonuses rather than bonuses based on attaining pre-set goals) to our NEOs which are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals. Cash bonuses include one-time cash awards such as sign-on bonuses to a newly hired NEO and cash bonuses to an NEO for extraordinary performance. The ECC does not routinely award annual cash bonuses to NEOs. In fiscal 2014, none of our NEOs received cash bonuses.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. These awards are intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. Our non-equity incentive plan awards are subject to the terms and conditions of our 2000 Stock Incentive Plan, which was approved by our stockholders, and may be settled in cash or restricted share units. In certain cases, our NEOs may receive a pro-rata portion of their annual non-equity incentive plan award for a portion of a given fiscal year, including in situations such as death and disability. In certain situations, settlements of non-equity incentive plan awards may require the execution of an acknowledgement and release in favor of the Company. Non-equity incentive awards calculated for each NEO are subject to the full negative discretion of the ECC, except for the award calculated for our CEO, who, pursuant to his amended and restated employment agreement, is entitled to a minimum amount (which in fiscal 2014 was $265,000) calculated based on 3.0% of pre-tax profit subject to a $1.0 million limit (including base salary which was $735,000 in fiscal 2014).

In fiscal 2014, non-equity incentive award performance goals for each of our NEOs were established at the beginning of fiscal 2014 and are summarized by NEO in the below table:

Fiscal 2014 Weighting of Non-Equity Incentive Goals and Total Target and Maximum Amounts Potentially Payable (both in dollars)
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
Pre-tax profit	33.3%	25.0%	25.0%	25.0%	25.0%
GAAP diluted EPS	33.3%	25.0%	25.0%	—	—
Bookings	—	—	—	25.0%	25.0%
“Free” cash flow	33.3%	25.0%	25.0%	25.0%	25.0%
Five personal goals	—	25.0%	25.0%	25.0%	25.0%
Total Percentage	100.0%	100.0%	100.0%	100.0%	100.0%
Total Target Amount	$900,000	$300,000	$290,000	$480,000	$270,000
Maximum Amount	$1,350,000	$525,000	$507,500	$840,000	$472,500

The ECC determined each individual NEO’s targeted non-equity incentive dollar amount by taking approximately 50% of an amount equal to that NEO’s targeted total direct compensation, less the NEO’s fiscal 2014 base salary. Actual payouts for each NEO could range from 0% to a maximum of 175% (or 150% in the case of our CEO) of the total target amount. If actual financial results for any specific financial goal are above target levels, the NEO could earn up to 200% (or 150% in the case of our CEO) of their targeted payout for that specific goal. Either an individual personal performance goal is achieved and results in earning 5% for that goal (up to 25% for all five personal goals), or that goal is not achieved and no amount is earned in respect of that personal goal. As such, if all actual financial results were at or above the maximum performance level and the NEO met all five personal goals, the resulting non-equity incentive payout would equal 175% of the NEO’s specific total non-equity incentive target (in dollars) (or 150% in the case of our CEO). If the ECC determines that actual financial results for any financial performance goal for an individual NEO (including our CEO) was less than 70% of the target, the NEO would not receive a payout tied to that specific goal.

The methodology of establishing a non-equity incentive award opportunity based on a targeted dollar amount (rather than based on a percentage of applicable pre-tax profit as it was in prior years) resulted in a lower maximum non-equity incentive award opportunity for each NEO as compared to the methodology used in prior years, which was calculated based on a multiple of base salary for each NEO. The impact of this change, as it relates to the maximum non-equity incentive award opportunity, is evidenced by the reduction in the CEO’s maximum non-equity incentive award opportunity from $3,675,000 in fiscal 2013 to $1,350,000 in fiscal 2014.

The ECC established fiscal 2014 non-equity incentive financial and personal goals at levels deemed challenging, with a reasonable likelihood of being achieved, but nevertheless to some extent constituting “stretch” goals at target. In establishing goals, among other items, the ECC considered our long-term strategy, our fiscal 2014 business plan, prior fiscal years’ achievements, known opportunities and our share repurchase and cash dividend programs. Financial goals for Messrs. Kornberg, Porcelain and Rouse were based on expected consolidated results, and financial goals for Messrs. McCollum and Burt were based on the business operations which they were responsible for. Personal goals reduce the risk that our annual non-equity incentive program could provide an incentive to favor short-term results over long-term performance. Significant input on all of the performance goals is received from our CEO and all goals are summarized on an annual “Goal Sheet” that is acknowledged by each individual NEO, including our CEO.

The specific level of business-unit performance targets, actual achievement of business-unit results, detailed personal performance goals and related achievement are not disclosed in this proxy because these items are confidential business information, the disclosure of which could have an adverse effect on the Company. The threshold, target and maximum award payout opportunities established as specified dollar amounts for each of our NEOs are shown in the “Table of Grants of Plan-Based Awards That Occurred in Fiscal 2014.” The actual fiscal 2014 non-equity incentive goals for each NEO are illustrated in the table below:

Fiscal 2014 Non-Equity Incentive Goals
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
Pre-tax profit	$40,000,000	$40,000,000	$40,000,000	Confidential	Confidential
GAAP diluted EPS	$1.24	$1.24	$1.24	Not Assigned	Not Assigned
“Free” cash flow	$26,000,000	$26,000,000	$26,000,000	Confidential	Confidential
Bookings	Not Assigned	Not Assigned	Not Assigned	Confidential	Confidential
Personal Goal #1	Not Assigned	Reduce the amount of certain expenses by a specified percentage	Establish a process relating to M&A at our subsidiaries for periodically assessing progress	Achieve a specified book-to-bill ratio	Achieve a pre-defined level of sales to a specified customer
Personal Goal #2	Not Assigned	Reduce annual corporate labor cost by a specified percentage	Work with a subsidiary to get overall new business bookings to a specified level	Achieve pre-defined levels of sales growth for a specific product line	Win an initial order for a specific product
Personal Goal #3	Not Assigned	Achieve no significant accounting or export deficiencies and adhere to certain internal reporting requirements	Meet certain milestones with respect to our acquisition strategy	Develop a new customer with the booking of a specified level of orders	Achieve a specified book-to-bill ratio
Personal Goal #4	Not Assigned	Meet certain milestones with respect to our acquisition strategy	Work with a subsidiary to secure a specified level of new business	Increase the number of sales of a specified product by a specified percentage	Develop new international opportunities at a pre-defined level
Personal Goal #5	Not Assigned	Achieve a specified action with respect to investor relations	Achieve a specified action with respect to investor relations	Achieve no significant accounting or export regulatory deficiencies and adhere to certain internal reporting requirements	Achieve no significant accounting or export regulatory deficiencies and adhere to certain internal reporting requirements

The final awards in fiscal 2014 for each of our NEOs are reflected in the “Summary Compensation Table” as “Non-equity Incentive Plan Compensation” and are summarized below:

	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
	Actual Achievement of Fiscal 2014 Non-Equity Incentive Goals (as defined)
Pre-tax profit	$42,994,655	$42,994,655	$42,994,655	Confidential	Confidential
GAAP diluted EPS	$1.37	$1.37	$1.37	Not Assigned	Not Assigned
“Free” cash flow	$13,075,509	$13,075,509	$13,075,509	Confidential	Confidential
Bookings	Not Assigned	Not Assigned	Not Assigned	Confidential	Confidential
Personal goals	Not Assigned	4 out of 5	3 out of 5	3 out of 5	1 out of 5
	Actual Amount of Fiscal 2014 Non-Equity Incentive Award
Non-Equity Incentive Award Calculated	$652,793	$223,198	$201,258	$264,121	$196,483
Less amount voluntarily reallocated to other employees	-	-	-	(106,000)	-
Final non-equity incentive award payable	$652,793	$223,198	$201,258	$158,121	$196,483
% of targeted amount	72.5%	74.4%	69.4%	32.9%	72.8%

The final non-equity incentive award payable for each NEO is based on a mechanical calculation as illustrated in the below example of our CEO’s final fiscal 2014 non-equity incentive award:

•
Determine the percentage achievement for actual performance for each specific financial performance goal by dividing the actual dollar achievement by the pre-established target. For example, in fiscal 2014, the percentage achievement for our CEO for his pre-tax profit goal was approximately 107.5% which was calculated by taking $42,994,655 and dividing it by $40,000,000. The percentage achievement for our CEO for his GAAP diluted EPS goal was approximately 110.5% which was calculated by taking $1.37 and dividing it by $1.24. Our CEO did not meet the 70% threshold requirement of the free-cash flow goal, so the percentage achievement for actual performance for this goal was 0%.

•
Determine the amounts payable for the achievement of all financial goals. The amount payable for each financial goal is determined by multiplying the percentage achievement by the individual NEO’s total targeted non-equity incentive award (in dollars) and then multiplying that result by the original weighting assigned to arrive at an amount payable. Each amount payable is added together to arrive at the amount payable for all financial goals. For example, in fiscal 2014, our CEO’s percentage achievement for his pre-tax profit goal was 107.5% which was multiplied by $900,000 and then multiplied by 33.3% to arrive at $322,460 (adjusted for rounding). Our CEO’s percentage achievement for his GAAP diluted EPS goal was approximately 110.5% which was multiplied by $900,000 and then multiplied by 33.3% to arrive at $330,333 (adjusted for rounding). The CEO did not meet the 70% threshold requirement of the free-cash flow goal so the dollar payable for actual performance for this goal was $0. The sum of these amounts equal $652,793.

•
Determine the amount payable for the achievement of personal goals. This amount is calculated by multiplying the number of personal goals achieved by 5% and multiplying the result by the individual NEO’s total targeted non-equity incentive award (in dollars). Either a personal performance goal is achieved and results in earning 5% for that goal, or that goal is not achieved and no amount is payable in respect of that personal goal. In the case of our CEO, no personal goals were assigned.

•
Add the amounts payable for all financial goals and personal goals to calculate an amount potentially payable to the NEO, subject to negative discretion of the ECC or any voluntary reallocations to other employees. For example, our CEO was awarded a final non-equity incentive of $652,793 which was approximately 72.5% of the fiscal 2014 total target amount ($652,793 divided by $900,000), as the ECC did not exercise any negative discretion. This amount includes the minimum amount payable under our CEO’s employment contract.

Use and Definitions of Pre-tax Profit, GAAP Diluted EPS, Bookings and Free Cash Flow

The ECC has utilized pre-tax profit, GAAP diluted EPS, bookings and free cash flow as financial performance goals for the annual non-equity incentive program for the past few years. Because pre-tax profit includes all expenses incurred in generating net sales, the ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking. Likewise, the ECC believes that GAAP diluted EPS, bookings, and free cash flow are effective performance metrics because they appropriately align our executives with the creation of long-term stockholder value.

The definition of pre-tax profit utilized under the non-equity incentive plan is similar to pre-tax income determined under U.S. GAAP. However, we do make certain adjustments (and have historically done so) to our pre-tax profit measure that eliminate certain effects including: (i) stock-based compensation expense recorded pursuant to FASB ASC Topic 718, (ii) the amortization of newly acquired intangibles with finite lives relating to the acquisition of a trade or business, (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420, (v) expenses associated with the termination of employees under FASB ASC Topics 420, 712 or 715 and related rules, (vi) impairment loss on goodwill or long-lived assets, (vii) expenses (e.g., investment banking or due-diligence fees) incurred in connection with a potential or actual business combination, including certain write-offs of purchased in-process research and development, (viii) expenses related to potential or actual change-in-control matters, and (ix) any extraordinary item.

The definition of free cash flow approximates cash flow from operations as defined by GAAP, but excludes changes in intercompany accounts, is reduced by the level of capital expenditures incurred by Comtech (or the applicable business operations) and, for NEOs with company-wide responsibilities (including our CEO), by the amount of dividends paid by Comtech.

Bookings are based on the receipt of a purchase order from a customer and exclude any awards from the U.S. government or similar entity for which budgetary funding was not yet appropriated.

Settlement of Non-Equity Incentive Awards

The amount of non-equity incentive award payable can be settled, as determined by the ECC for each NEO, in cash or in share units. Share units issued in settlement of non-equity incentive plan awards represent a contingent right to receive shares of Comtech Common Stock, on a one-for-one basis, at termination of employment, or earlier in certain circumstances. The number of share units awarded will be based on the closing price of Comtech's Common Stock on the date of settlement of the non-equity incentive plan award.

Long-term Equity Incentive Awards - The ECC provides a substantial portion of compensation to each of our NEOs in the form of long-term equity incentive awards and believes these types of awards align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The vesting terms of our equity awards provide a strong inducement for our executive officers to remain in long-term service to Comtech. Long-term equity incentive awards are issued pursuant to our 2000 Stock Incentive Plan.

The ECC has historically granted stock options with an exercise price equal to the market price of our Common Stock on the date of grant. The ECC continues to view options as appropriate long-term incentives, as they compensate our NEOs only if they successfully raise our stock price over a long-term period. Fair value of our stock options is based on the Black-Scholes fair value at the grant date, calculated for purposes of FASB ASC Topic 718. The ECC values stock options as a component of compensation when the awards are being granted. Historically, the ECC did not alter the level of stock option grants based on the built-up value, or absence of built-up value, of previously granted options, or value realized by executives upon exercising previously granted stock options.

As part of the establishment of targeted total direct compensation in fiscal 2014 for each NEO, the ECC determined that approximately 50% of an amount equal to fiscal 2014 targeted total direct compensation less the NEO’s 2014 base salary should be allocated to long-term equity incentive awards, with 50% apportioned each to stock options and long-term performance shares (commonly referred to as performance-based restricted stock units). This methodology resulted in an increase in long-term equity incentives for our NEOs as compared to fiscal 2013.

The targeted dollar amount of compensation allocable to stock options and long-term performance shares was converted into an estimated number of awards based on an estimated grant-date fair value (with rounding applied). Actual amounts awarded to our NEOs in fiscal 2014 are reflected in the “Summary Compensation Table” as “Option Awards” and “Stock Awards” and differ slightly from the targeted amounts due to rounding, changes in the actual market price of the Company’s Common Stock, and a final calculation of the Black-Scholes fair value of stock options.

In determining the actual amount of annual grants of long-term equity awards for each respective NEO, the ECC considered the estimated grant-date fair value of the awards. Our CEO received the largest dollar amount of long-term equity awards to recognize his impact on our future success and reflect the ECC’s desire to encourage his long-term service. The ECC also considered each individual NEO’s past and expected overall performance and held a view toward maintaining aggregate internal pay equity.

In fiscal 2014, the ECC introduced long-term performance shares (commonly referred to as performance-based restricted stock units) with challenging performance goals tied to adjusted EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation and amortization) and revenue for a three year period ending July 2016. The specific target levels for these challenging three year performance goals are not disclosed in this proxy statement because such data is confidential business information, the disclosure of which would result in competitive harm that could have an adverse effect on the Company. As of July 31, 2014, none of these long-term performance shares were vested.

The ECC implemented long-term performance shares to provide greater incentives for management to focus on long-term financial results, using performance goals that the ECC believes correlate with the value of our Common Stock. These goals were significantly more challenging than the performance conditions utilized for the restricted stock units issued in fiscal 2012 and fiscal 2013 which had a one-year performance condition requiring that Comtech be profitable for the fiscal year ending after the date of grant.

The fair value of the long-term performance shares was based on the market value of our Common Stock at the grant date. The fiscal 2014 long-term performance shares provided that dividend equivalents will be credited on outstanding awards, to be earned if and to the extent the long-term performance shares are earned and vested. Thus, the fair value of the fiscal 2014 long-term performance shares was not discounted from the grant-date market price per share of our Common Stock.

The three year adjusted EBITDA and revenue goals for the long-term performance shares were weighted 50% each. In order to receive any shares, an NEO must achieve 70% or more of at least one goal. If the performance goals are achieved at a level of 70% of target, the threshold level, the threshold number of long-term performance shares will be earned. A maximum of 200% of the long-term performance shares can be earned for achievement of the performance goals at the 200% level. The three-year goals for adjusted EBITDA and revenues require significant growth from fiscal 2013 levels.

The ECC believes that the portion of long-term equity awards attributable to stock options directly align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The ECC believes that the portion of equity awards attributable to long-term performance shares provides significant alignment with stockholders, but also promotes retention and long-term service independent of stock price movements.

For the past several years, long-term equity awards were generally granted to our NEOs on an annual basis on or about the same date that we provide an annual grant to all of our employees. Generally, this occurs once a year on a specific date. Throughout any given year, additional equity awards may be issued to new employees or for specific reasons such as to promote retention, and reward or incentivize performance based on circumstances that existed at the time. In fiscal 2013, the annual equity grant occurred in June 2013, late in the fiscal year. In connection with the issuance of long-term performance share grants the ECC determined to move equity award grant dates for our NEOs to the early part of the fiscal year, primarily so that the grant timing could better align with the start of the long-term performance period.

The ECC believes that the long-term equity awards, as implemented in fiscal 2014, will promote the creation of long-term value for stockholders.

The number of stock options and long-term performance shares granted in fiscal 2014 by person, and their estimated fair values, were as follows:

Named Executive Officer	Number of Stock Options Granted	Target Number of Long-Term Performance Shares Units Granted	Estimated Fair Value of Awards at Grant Date
Fred Kornberg	85,000	20,123	$957,342
Michael D. Porcelain	27,000	6,982	318,463
Robert G. Rouse	26,000	6,776	307,949
Robert L. McCollum	43,500	11,088	509,165
Richard L. Burt	24,000	6,366	286,969

The stock options awarded in August 2013 had an exercise price of $27.25 (which was equal to the closing market price per share of our stock on the date of grant). The long-term performance shares in the above table were granted on October 2, 2013 and had a grant-date fair value of $24.35 (which was equal to the closing market price per share of our stock on the date of grant).

All stock options in the above table provide for vesting at 20% per year on the first five anniversary dates of the grant date, with a stated expiration date of ten years after grant. The long-term performance shares vest after the end of the performance period, which extends through July 31, 2016. All equity awards are subject to accelerated vesting in specified circumstances.

Other Annual Compensation and Benefits – Although direct compensation, in the form of salary, non-equity incentive awards and long-term equity incentive awards provide most of the compensation to each NEO, we also provide for the following items of additional compensation:

•
Retirement savings are provided by our tax qualified 401(k) plan, in the same manner available to all U.S. employees. This plan includes an employer matching contribution which is intended to encourage employees (including our NEOs) to save for retirement.

•
Health, life and disability benefits are offered to NEOs in the same manner available to all of our U.S. employees. However, our CEO has elected to enroll in a non-Company sponsored healthcare plan. We provide additional life insurance policies for our CEO and each of our NEOs.

Perquisites are provided at modest levels to NEOs, primarily in the form of an automobile allowance. Our CEO also receives a monthly expense allowance. These perquisites are intended to recognize senior employee status.

Other Policies and Practices Related to Our Compensation Program for Named Executive Officers (“NEOs”)

Employment Agreements and Change-in-Control Practices
To date, the ECC has relied on our history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with our CEO.

We have entered into change-in-control agreements (or in the case of our CEO, change-in-control provisions are included in his employment agreement) because we believe they provide important protection to our NEOs, in the form of improved job security, and also provide us a number of important benefits. First, it permits our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, transactions take time to unfold, and ensuring a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction. Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption. Finally, the ECC believes that one of our greatest strengths is our management and workforce, and therefore job security and protection is provided so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition.

CEO’s Employment Agreement - Given the unique role that our CEO plays within Comtech, our employment agreement with our CEO is intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and avoid frequent renegotiation of the employment terms. Pursuant to the terms of his employment agreement in effect on July 31, 2014, our CEO is entitled to severance payments if his employment is involuntarily terminated without cause. The severance payment would be an amount equal to his base salary, at the rate in effect at termination, for the full unexpired term of the employment period and an amount equal to his non-equity incentive compensation for the full fiscal year in which the termination occurred.

Our employment agreement with our CEO includes a “double-trigger” change-in-control provision which provides for severance payments and other benefits if circumstances constituting “Good Reason” (as defined) arise within two years after a change-in-control and the CEO elects to terminate employment for Good Reason. In addition, the agreement does not provide any tax “gross-up” entitlement if payments under the agreement following a change-in-control were to subject him to the federal golden parachute excise tax. Instead, the agreement provides that payments under the agreement would be reduced if doing so, and thereby avoiding the excise tax, would place the CEO in a better after-tax position. If the excise tax is triggered, however, it will be payable by the CEO without reimbursement by us. In November 2013, we entered into an amended employment agreement with our CEO which has substantially the same terms as our CEO’s prior agreement, except that his employment term has been extended until July 31, 2017, and the definition of annual incentive awards for purposes of determining the amount of severance payable has been modified to include the grant date fair value of annual long-term performance shares. The terms of the CEO’s employment agreement in effect as of July 31, 2014 are further described in the section entitled “Summary and Table of Potential Payments Upon Termination or Following a Change-in-Control.”

Change-in-Control Agreements with our other NEO’s - In October 2013, the ECC approved and our NEOs (other than our CEO) received, new change-in-control agreements, which may require payments in the event of a change-in-control. Similar to our CEO’s employment agreement, these agreements include “double-trigger” change-in-control provisions and do not provide for any tax “gross-up” entitlements. These agreements are described further in the section entitled “Summary and Table of Potential Payments Upon Termination or Following a Change-in-Control.”

In the first quarter of fiscal 2015, the ECC modified the change-in-control agreements for all NEOs, other than our CEO, whereby each individual NEO would be eligible, subject to compliance with certain post-employment restrictions, for company-provided health-care benefits in the event of a termination in connection with a change-in-control. In addition, a provision was added to each agreement which prevents each individual NEO from competing (as defined) with us for a period of one-year after a change-in-control. The initial term of these modified agreements was also extended from one year to two years.

Indemnification Agreements
We have also entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Minimum Equity Ownership Interest Guidelines and Mandatory Holding Periods

Our Board of Directors has adopted minimum equity ownership interest guidelines and related holding requirements for our NEOs and our non-employee directors. The Board believes these guidelines align our NEOs’ and our non-employee directors’ interests with the interests of our stockholders.

The minimum equity ownership interest guidelines for our CEO, our NEOs and our non-employee directors are as follows:

Title	Minimum Equity Ownership Interest
CEO	6x annual base salary
Non-Employee Directors	6x annual cash retainer
All Other NEOs	Lower of 2x annual base salary or 20,000 shares

In establishing the guidelines for our CEO and non-employee directors, our Board of Directors considered that these levels are viewed as “robust” under the polices issued by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory services firm for many of our institutional stockholders. NEOs that join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of holding such position. As of July 31, 2014, all of our NEOs except for Mr. Rouse, who rejoined our Company in February 2011, held equity positions that met their applicable guidelines. In August 2014, Mr. Rouse met these guidelines.

In connection with the adoption of the minimum equity ownership interest guidelines shown above, the Board of Directors also modified the annual equity compensation for non-employee directors, which previously had been entirely in the form of an annual grant of 15,000 stock options. In fiscal 2012, and as approved by our stockholders, our non-employee directors began to receive restricted stock units rather than stock options unless they had already met the minimum equity ownership guidelines as of December 31 of the year prior to grant. A non-employee director granted restricted stock units receives an award with a value limited to the Black-Scholes value of 15,000 stock options on the grant date, with the number of stock options correspondingly reduced. Thus, grant of restricted stock units does not change the aggregate value of equity compensation granted to a non-employee director in any given fiscal year. Once a director has reached their minimum equity ownership, he can once again receive annual grants of stock options. As of July 31, 2014, all of our non-employee directors, except Dr. Sloane, had met the equity ownership interest guidelines. Dr. Sloane, who was first elected in January 2012, has until the date of the Fiscal 2017 Annual Meeting of Stockholders to meet the equity ownership interest guidelines.

Until applicable minimum equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are now required to hold any shares received from the exercise of any stock options issued in fiscal 2011 or later or the delivery of shares pursuant to a restricted stock-based award, less the number of shares used for the payment of any related exercise price and applicable taxes. Once executive officers or non-employee directors have met their applicable equity ownership interest guideline, they are required to maintain their minimum equity ownership interest through the end date of their employment or directorship.

The ECC can waive or defer an individual’s compliance with the equity ownership interest guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual. In order to facilitate compliance with the equity ownership interest guidelines, the ECC can determine that an individual NEO’s annual non-equity incentive plan award may be settled in the form of share units, with the number of share units to be granted based on the fair market value of the Common Stock underlying the share units at the time the annual non-equity incentive award otherwise would have been settled (or a later date specified by the ECC).

Recoupment Policy

Our non-equity incentive award payouts for all of our NEOs (including our CEO) are subject to a recoupment policy (often referred to as a “clawback” policy) which would require forfeiture of a specified portion of the annual incentive award under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause (including misconduct that would cause us to issue a restatement of our financial statements), or if the employee were to engage in competition with us or other specified activities detrimental to us.

A specified portion of non-equity incentive payouts are also forfeited if, during the 12 months after payment to the NEO, the NEO voluntarily terminates employment.

Insider Trading Policy

We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such transactions are required to comply with our insider trading policy.

When selling their Comtech shares, our executives and non-employee directors are encouraged to utilize SEC Rule 10b5-1 trading plans.

Hedging Policy

We have a policy that precludes our NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of the ECC. We aim to restrict these transactions because they could serve to “hedge” the risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.

Tax Deductibility of NEO Compensation

Section 162(m) of the Internal Revenue Code generally limits our annual tax deduction to $1.0 million, per executive, for compensation paid to our CEO and certain NEOs. Under the rules of Section 162(m), compensation paid to our CFO is not subject to this limitation. Certain forms of compensation are also exempt from this deductibility limit, one of which is qualifying “performance-based compensation.”

As a matter of policy, we structure our non-equity incentive awards and equity incentive awards with the intent that they be substantially deductible without limitation under Section 162(m).

The ECC retains authority to approve non-tax deductible compensation. The ECC intends to exercise this authority in circumstances in which it concludes that making these payments enhance our Company’s ability to attract, retain and appropriately reward executives and therefore is in the best interests of our Company and its stockholders.

Independent Reviews of Executive Compensation

In the past several years, the ECC has engaged Steven Hall, an independent executive compensation consulting firm, to perform reviews of our executive compensation and to validate certain feedback that we heard from certain of our stockholders.

As part of the ECC’s review, Steven Hall prepared a study during the latter part of fiscal 2013. This study compared total cash compensation (salary plus annual non-equity incentive) and total remuneration (total cash compensation plus long-term equity-based incentives valued at their grant date). Compensation of the CEO, CFO and President of our Comtech Systems subsidiary was compared against that of executives with comparable positions. Our other two NEOs’ compensation was compared to the second and fourth highest compensated executive officer at peer companies, to provide a more representative compensation reference point. Peer companies utilized in this study were based on the anticipated financial characteristics of Comtech, particularly revenues, for fiscal 2013. In general, companies were selected primarily based on their identification as telecommunications equipment manufacturers and in a range of revenues not smaller than 50% nor larger than 200% of Comtech’s revenues. Companies were not pre-screened with regard to their compensation practices in the selection process. In selecting these companies, a methodology similar to that of ISS, a leading stockholder advisory firm, was used.

The companies in the peer group used in this study were: ADTRAN, Inc., Anaren, Inc, Aruba Networks, Inc., Aviat Networks, Inc., Bel Fuse, Inc., CalAmp Corp., Calix, Inc., Digi International, Inc., EMCORE Corp., Emulex Corp, Extreme Networks, Inc., Globecomm Systems, Inc., Harmonic, Inc., Infinera Corp., InterDigital, Inc. Ixia, KVH Industries, Inc., MRV Communications, Inc., Oclaro, Inc., Oplink Communications, Inc., Shoretel, Inc., Sonus Networks, Inc., Symmetricom, Inc. and TESSCO Technologies, Inc. The benchmark survey indicated that:

•	Anticipated total fiscal 2013 compensation levels for salaries and total cash compensation were generally positioned substantially above median levels;

•
At target levels (calculable based on the financial performance metrics applicable to annual incentives), NEOs would receive a greater percentage of compensation in the form of the annual non-equity incentive award than at other companies, and relatively lower levels of long-term equity-based incentives than at other companies; and

•
Total remuneration levels, taking into account the grant-date fair value of annual long-term equity-based incentive awards and based on actual payout levels of annual non-equity incentive plan awards, would generally likely fall in a range between median levels and the 75th percentile.

As discussed above under the caption “Modifications and Enhancements to Our Executive Compensation Program Effective Fiscal 2014”, based in part on the ECC’s assessment of this independent compensation study, the ECC implemented numerous changes to our NEOs’ compensation program for fiscal 2014. The ECC recognized that compensation levels in the past for our CEO tended to be at levels above median as compared to peer company CEOs, but believes that the lower level of total compensation in fiscal 2013 and the CEO’s compensation for fiscal 2014 (reflecting more fully the changes implemented by the ECC) has placed total compensation within a reasonable range with respect to comparable executives in our industry. The ECC believes that a number of factors make our compensation program appropriate:

•
The management team, and particularly the CEO, has extensive experience and an outstanding track record in the telecommunications equipment industry. The long-term performance of Comtech as measured by profitability and stockholder value has been superior as compared to relevant benchmark indices;

•	Even in the face of declining consolidated sales due to the loss of the BFT-2 contract award and challenging business conditions, management has consistently delivered profitability;

•
The Company’s cash position and cash flow provides our Board with the opportunity to authorize the repurchase of our Common Stock, pay annual dividends and the ability to make acquisitions. The ECC believes that our NEOs have a superior record of deploying capital productively and integrating acquisitions; and

•
Our corporate executive team is lean. Our corporate NEOs oversee functions, such as legal, human resources, information technology, investor relations, and administration that, at many companies, have a separate department led by a senior executive officer. As such, benchmark comparisons of actual compensation based on title alone may not be fully comparable to the responsibilities of a given Comtech executive.

The ECC is mindful that our CEO, over his more than forty-year career with Comtech, has delivered long-term value to stockholders which has been exceedingly good, and has a record matched by few CEOs. The ECC views our CEO as an exceptional leader for Comtech’s future, and has sought to retain him in his role, provide him incentives to grow Comtech and its profitability and reward him for returning long-term value to stockholders.

The ECC also believes that our NEOs’ skills and experience are critical and will drive long-term total stockholder returns and that each of our individual NEOs’ fiscal 2014 compensation is well aligned with our fiscal 2014 performance and our long-term stockholder returns.

In connection with its preliminary decision-making for fiscal 2015 compensation, in June 2014, the ECC reviewed an updated compensation study from Steven Hall relating to the CEO. Information was presented regarding CEO compensation levels at the peer group companies listed above for the previous study, except that one company, Ixia, was excluded due to lack of available public information. Based on the ECC’s overall assessment and the overwhelming favorable vote by our stockholders in our last “Say on Pay” advisory vote, there were no significant changes to our executive compensation program for fiscal 2015.

EXECUTIVE COMPENSATION

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2014, 2013 and 2012.

Summary Compensation Table - Fiscal 2014

Name and Principal Position	Fiscal Year	Salary	Bonus	(2) Option Awards	(3) Stock Award	(4) Non-Equity Incentive Plan Compensation	(5) All Other Compensation	Total
Fred Kornberg (1)	2014	$735,000	-	$467,347	$489,995	$652,793	208,500	$2,553,635
Chairman, Chief Executive Officer	2013	735,000	-	266,526	266,399	851,403	163,901	2,283,229
and President	2012	715,000	-	326,165	326,419	1,804,126	167,983	3,339,693
Michael D. Porcelain	2014	380,000	-	148,451	170,012	223,198	29,510	951,171
Senior Vice President;	2013	380,000	-	111,053	110,997	138,968	39,586	780,604
Chief Financial Officer	2012	365,000	-	277,554	130,568	333,362	35,983	1,142,467
Robert G. Rouse	2014	350,000	-	142,953	164,996	201,258	19,317	878,524
Senior Vice President,	2013	350,000	-	111,053	110,997	125,071	13,652	710,773
Strategy and M&A	2012	340,000	-	261,245	114,266	255,026	12,354	982,891
Robert L. McCollum	2014	405,000	-	239,172	269,993	158,121	40,539	1,112,825
Senior Vice President;	2013	405,000	-	79,958	79,912	130,000	47,060	741,930
President Comtech EF Data Corp.	2012	390,000	-	66,864	66,938	305,698	38,730	868,230
Richard L. Burt	2014	365,000	-	131,957	155,012	196,483	53,744	902,196
Senior Vice President;	2,013	365,000	-	55,526	55,499	49,426	36,157	561,608
President Comtech Systems, Inc.	2012	355,000	-	45,663	45,701	136,921	37,278	620,563

(1)
Our CEO is our only NEO who has an employment agreement. The agreement in effect on July 31, 2014 was amended and restated in November 2013, and expires on July 31, 2017. The significant provisions of this agreement, including termination provisions, are further described under the headings “Other Policies and Practices Related to Our Compensation Program for NEOs” and “Summary and Table of Potential Payments Upon Termination or Following a Change-in-Control.”

(2)
These amounts represent the aggregate grant date fair value of stock options, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), granted in fiscal 2012, 2013 and 2014. Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on October 9, 2014.

(3)
These amounts represent the aggregate grant date fair value of grants of restricted stock units (considered Performance Shares under our 2000 Stock Incentive Plan), calculated in accordance with FASB ASC Topic 718, granted in fiscal 2012, 2013 and 2014. Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on October 9, 2014. Performance-based restricted stock units awarded in fiscal 2014 have a three-year performance period (fiscal 2014 – 2016). The number of restricted stock units that may be earned based on performance over the full performance period can range from 70% of the target number if performance goals are achieved at the threshold performance level to 200% of the target number if performance goals are achieved at the maximum performance level. See "Compensation Discussion and Analysis" and the "Table of Grants of Plan-Based Awards That Occurred in Fiscal 2014." No part of the restricted stock units will be earned if such performance fails to reach the threshold performance level for at least one of the performance goals. The amounts shown for fiscal 2014 in this column are the grant date fair values of the target number of performance-based restricted stock units. If the performance goals for the three-year performance period were to be achieved at the maximum levels, the grant-date fair value of the awards would have been as follows: Mr. Kornberg, $979,990; Mr. Porcelain, $340,024; Mr. Rouse, $329,992, Mr. McCollum, $539,986; and Mr. Burt, $310,024. Dividend equivalents accrue, as cash amounts, on the 2014 restricted stock units granted, subject to the same performance-based vesting requirements as applicable to the granted restricted stock units.

(4)
Non-equity incentive plan compensation for each fiscal year was settled in the subsequent fiscal year upon final approval by the ECC and after the issuance of the Company’s annual audited financial statements. All awards were settled in cash, with the exception of the fiscal 2013 award to our CFO which was settled in share units, valued at the fair market value of the underlying Common Stock at the settlement date, with the number of share units awarded rounded to the nearest whole number. The details of the determination of the fiscal 2014 non-equity incentive plan compensation for each of our NEOs are discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

(5)
See “Details of All Other Compensation” table on the following page. Amounts in this table reflect amounts reported in each individual NEO’s IRS Form W-2 relating to the calendar year that ended during such fiscal year.

Details of All Other Compensation

Name	Fiscal Year	401(k) Matching Contribution	Term Life Insurance	Automobile Allowance	Unused Vacation Time Paid Out	Expense Allowance	Health Savings Account Matching Contribution	Total “All Other” Compensation

Fred Kornberg	2014	$10,200	$132,860	$6,948	$43,492	$15,000	-	$208,500
	2013	10,000	83,559	5,546	49,796	15,000	-	163,901
	2012	9,800	90,421	6,012	46,750	15,000	-	167,983
Michael D. Porcelain	2014	10,046	1,324	-	16,640	-	$1,500	29,510
	2013	9,720	1,197	-	28,669	-	-	39,586
	2012	9,517	1,197	-	25,269	-	-	35,983
Robert G. Rouse	2014	10,200	1,224	2,380	5,513	-	-	19,317
	2013	10,000	1,102	2,550	-	-	-	13,652
	2012	9,800	1,259	1,295	-	-	-	12,354
Robert L. McCollum	2014	10,200	16,551	6,000	7,788	-	-	40,539
	2013	10,000	15,483	6,000	15,577	-	-	47,060
	2012	9,800	15,430	6,000	7,500	-	-	38,730
Richard L. Burt	2014	10,200	26,136	-	17,408	-	-	53,744
	2,013	10,000	8,819	-	17,338	-	-	36,157
	2012	9,800	19,269	-	8,209	-	-	37,278

Nonqualified Deferred Compensation

The following table sets forth information with respect to amounts earned in prior years and for which delivery of the underlying shares was deferred until the earlier of (i) separation of service (within the meaning of Code Section 409A), (ii) a change of control of the Company, or (iii) death or disability:

Name of Executive Officer	NEO Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Fiscal 2014	Aggregate Withdrawals/ Distributions	Aggregate Balance at July 31, 2014
Fred Kornberg (1)	$60,558	-	$23,503	-	$84,061
Michael D. Porcelain (2)	-	$138,968	38,426	-	177,394

(1)
The $60,558 reflects the market value as of October 2, 2013 (the date of vesting for the first tranche) of performance shares that were granted in fiscal 2012. In accordance with SEC rules, the grant-date value of these performance shares of $65,284 was included in the $326,419 amount for stock awards disclosed in the “Summary Compensation Table” for fiscal 2012. The aggregate earnings in fiscal 2014 reflect changes in the market value of the Company’s Common Stock from the date of vesting through July 31, 2014.

(2)
The $138,968 reflects the market value (which was also the grant-date fair value) as of October 16, 2013 of share units that were issued in lieu of cash to settle Mr. Porcelain’s fiscal 2013 non-equity incentive award. In accordance with SEC rules, the $138,968 was previously reported as a non-equity incentive award in the “Summary Compensation Table” for fiscal 2013. The aggregate earnings in fiscal 2014 reflect changes in the market value of the Company’s Common Stock from the date of vesting through July 31, 2014, plus accrued dividend equivalents of $5,960 (which is equal to any cash dividends paid to our shareholders, in fiscal 2014, for each share unit held).

TABLE OF GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN FISCAL 2014

		(1) Estimated Future Payouts Under Fiscal 2014 Non-Equity Incentive Plan Awards			(2) Estimated Future Payouts Under Fiscal 2014 Equity Incentive Plan Awards			(3) All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	(4) Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fred	October 2, 2013	$630,000	$900,000	$1,350,000	-	-	-	-	-	-
Kornberg	October 2, 2013	-	-	-	14,086	20,123	40,246	-	N/A	$489,995
	August 1, 2013	-	-	-	-	-	-	85,000	$27.25	467,347
Michael D.	October 2, 2013	232,500	300,000	525,000	-	-	-	-	-	-
Porcelain	October 2, 2013	-	-	-	4,887	6,982	13,964	-	N/A	170,012
	August 1, 2013	-	-	-	-	-	-	27,000	27.25	148,451
Robert G.	October 2, 2013	224,750	290,000	507,500	-	-	-	-	-	-
Rouse	October 2, 2013	-	-	-	4,743	6,776	13,552	-	N/A	164,996
	August 1, 2013	-	-	-	-	-	-	26,000	27.25	142,953
Robert L.	October 2, 2013	372,000	480,000	840,000	-	-	-	-	-	-
McCollum	October 2, 2013	-	-	-	7,762	11,088	22,176	-	N/A	269,993
	August 1, 2013	-	-	-	-	-	-	43,500	27.25	239,172
Richard L.	October 2, 2013	209,250	270,000	472,500	-	-	-	-	-	-
Burt	October 2, 2013	-	-	-	4,456	6,366	12,732	-	N/A	155,012
	August 1, 2013	-	-	-	-	-	-	24,000	27.25	131,957

(1)
Our fiscal 2014 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and, in the case of Mr. Kornberg, also included an amount payable under his employment agreement. Amounts presented as “Threshold” assume all personal goals (if applicable) were achieved and all financial performance goals were met at the threshold level (i.e., 70% of target). Amounts presented as “Maximum” assume all personal goals (if applicable) were achieved, and all financial performance goals were met at the maximum level (i.e., 150% of target in the case of the CEO, and 200% of target in the case of other NEOs).

(2)
Restricted stock units were granted pursuant to our 2000 Stock Incentive Plan, and are considered Performance Shares under the terms of the Plan. See Note (3) to the “Summary Compensation Table – Fiscal 2014.” Excludes 5,072 share units granted to Mr. Porcelain on October 16, 2013 in settlement of his fiscal 2013 non-equity incentive plan award. See Note (4) to the “Summary Compensation Table – Fiscal 2014.”

(3)	Stock option awards were issued pursuant to our 2000 Stock Incentive Plan. See Note (2) to the “Summary Compensation Table – Fiscal 2014.”

(4)	This amount represents the grant-date fair value of the target number of performance-based restricted stock units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - FISCAL 2014

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Fred Kornberg	10/2/2013	-	-	-	-	20,123	$680,157
	8/1/2013	-	85,000	$27.25	8/1/2023	-	-
	6/5/2013	12,000	48,000	26.08	6/5/2023	10,781	364,398
	6/6/2012	20,000	30,000	29.51	6/6/2022	9,948	336,242
	6/2/2011	60,000	40,000	27.67	6/2/2021	-	-
	6/2/2010	80,000	20,000	28.84	6/2/2020	-	-
	8/1/2006	90,000	-	26.90	8/1/2014	-	-

Michael D. Porcelain	10/2/2013	-	-	-	-	6,982	235,992
	8/1/2013	-	27,000	27.25	8/1/2023	-	-
	6/5/2013	5,000	20,000	26.08	6/5/2023	4,492	151,830
	6/6/2012	8,000	12,000	29.51	6/6/2022	3,980	134,524
	10/3/2011	10,000	15,000	27.21	10/3/2021	-	-
	6/2/2011	27,000	18,000	27.67	6/2/2021	-	-
	6/2/2010	35,000	8,750	28.84	6/2/2020	-	-
	8/1/2006	25,000	-	26.90	8/1/2014	-	-
	8/2/2004	8,313	-	13.19	8/2/2014	-	-

Robert G. Rouse	10/2/2013	-	-	-	-	6,776	229,029
	8/1/2013	-	26,000	27.25	8/1/2023	-	-
	6/5/2013	5,000	20,000	26.08	6/5/2023	4,492	151,830
	6/6/2012	7,000	10,500	29.51	6/6/2022	3,483	117,725
	10/3/2011	10,000	15,000	27.21	10/3/2021	-	-
	6/2/2011	12,000	8,000	27.67	6/2/2021	-	-
	2/9/2011	15,000	10,000	28.05	2/9/2021	-	-

Robert L. McCollum	10/2/2013	-	-	-	-	11,088	374,774
	8/1/2013	-	43,500	27.25	8/1/2023	-	-
	6/5/2013	3,600	14,400	26.08	6/5/2023	3,234	109,309
	6/6/2012	4,100	6,150	29.51	6/6/2022	2,040	68,952
	6/2/2011	16,200	10,800	27.67	6/2/2021	-	-
	6/2/2010	14,000	3,500	28.84	6/2/2020	-	-

Richard L. Burt	10/2/2013	-	-	-	-	6,366	215,171
	8/1/2013	-	24,000	27.25	8/1/2023	-	-
	6/5/2013	2,500	10,000	26.08	6/5/2023	2,246	75,914
	6/6/2012	2,800	4,200	29.51	6/6/2022	1,393	47,083
	6/2/2011	6,600	4,400	27.67	6/2/2021	-	-
	6/2/2010	1,200	300	28.84	6/2/2020	-	-

(1)
Each option granted from August 1, 2005 to June 2, 2009 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date. Each option granted prior to August 1, 2005 and subsequent to June 2, 2009 vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

(2)
Each restricted stock unit award granted before fiscal 2014 vests as to 20% of the underlying shares on the date that the ECC determines that the performance measure relating to the stock award has been met. Assuming the performance measure has been met, the remaining 80% of the underlying shares vest 20% each on the first through fourth anniversaries of the date that the first 20% vested. Each restricted stock unit award granted during fiscal 2014 vests over a three-year performance period that ends on July 31, 2016, if pre-established performance goals are attained. The number of outstanding performance shares included in the above table, and the related payout values, assume achievement of the pre-established goals at a target level. Unless an NEO has elected deferral, one share of Common Stock will be issued for each share earned on each vesting date. Market value is based on the closing price of our Common Stock on July 31, 2014 of $33.80 per share.

TABLE OF OPTION EXERCISES AND STOCK VESTINGS THAT OCCURRED IN FISCAL 2014

Name of Executive Officer	(1) Number of Shares Acquired on Exercise	(2) Value Realized on Exercise	Number of Shares Acquired on Vesting	(3) Value Realized on Vesting
Fred Kornberg	80,000	$208,000	2,487	$60,558
Michael D. Porcelain	34,910	90,648	994	24,204
Robert G. Rouse	-	-	870	21,185
Robert L. McCollum	61,000	1,061,180	510	12,419
Richard L. Burt	72,419	1,336,399	348	8,474

(1)	5,209 restricted stock units vested during fiscal 2014 and 97,424 of such awards granted to NEOs (at target in the case of long-term performance shares) were outstanding at fiscal year-end.

(2)
Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise. Market values are based on the closing price per share of our Common Stock on the NASDAQ Global Select Market on the date of exercise.

(3)
Amounts represent the market value of the award at the vesting date, based on the closing price per share of our Common Stock on the NASDAQ Global Select Market on that date (or the nearest preceding trading date).

SUMMARY AND TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
FOLLOWING A CHANGE-IN-CONTROL

Severance Agreements and Severance Payments

Except for our CEO, we do not have severance agreements with any of our NEOs. All of our NEOs (other than our CEO) participate in our company-wide severance plan which provides U.S. employees, who are terminated by us without cause, with severance payments equal to two weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) if they have less than five years of service, three weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) for five or more years of service but less than fifteen years of service, and four weeks of salary (without consideration of annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards) for fifteen or more years of service. This plan does not provide outplacement services or subsidized medical coverage.

As shown in the below chart, our CEO’s employment agreement requires severance payments in the event that he is terminated.

Change-in-Control Agreements and Change-in-Control Payments

In the event of a change-in-control, we are required to make certain change-in-control payments to our CEO under the terms of his employment agreement and to our other NEOs on the terms provided in their change-in-control agreements.

Our change-in-control agreements (or change-in-control provisions in our CEO’s employment agreement) contain “double-trigger” clauses. In other words, before any individual NEO can receive any change-in-control payments, two events must occur: (i) a Change-in-Control (as defined in the 2000 Stock Incentive Plan) and (ii) the individual NEO’s existing employment relationship would end (as described in the agreement, regardless of whether or not the individual NEO accepts a new position with the acquirer or Comtech) including if the individual NEO has “good reason” (as that term is defined in the agreement) during a twenty-four month protection period after the occurrence of a change-in-control. Good reason includes the assignment of any duties inconsistent in any material adverse respect with the individual NEO’s original position, authorities or responsibilities, a material reduction in compensation (as defined in the agreement), and the relocation of employment to a location more than fifty miles from the location of the individual NEO’s principal place of employment prior to the change-in-control. Providing this improved job security is important to us and is intended to be fair and competitive to aid in attracting and retaining experienced executives.

Our NEOs can receive payments based on the level or “tier” to which the NEO is assigned which was based on an assessment of market competitiveness and is shown in the table below:

Title	Tier	Summary of Change-in-Control Amounts Payable
CEO	1
The change-in-control payments multiplier would be the greater of 2.5 or the number of years remaining under the terms of the employment agreement for base salary and 2.5 for the average annual incentive award paid or payable for the three fiscal years prior to the year in which the change-in-control occurs. Annual incentive in any year in which long-term performance shares are granted will include the grant-date fair value of those awards.

24 months of medical and life insurance

All Other NEOs	2	Cash equal to 2.5 times the sum of the annual base salary in effect and the average of annual incentive awards paid or payable for the three fiscal years prior to the termination of employment.

All of our NEOs, other than our CEO, as of July 31, 2014, had change-in-control agreements that provided for the following:

•
With respect to each individual NEO’s annual incentive award for the fiscal year in progress at the date of their qualifying termination (as that term is defined) and their annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows:

(i) any award based on pre-set performance goals based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination; and

(ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the individual NEO’s average prior years’ annual incentive amount referred to above.

•
For a period of up to one year following the 24-month protected period after the change-in-control, termination of the individual NEO’s employment by us not for cause or by the individual NEO for Good Reason would entitle them to receive a payment equal to 1.5 times the sum of their base salary and their average annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
Good reason includes the assignment of any duties inconsistent in any material adverse respect with the individual NEO’s original position, authorities or responsibilities, a material reduction in compensation (as defined in the agreement), and the relocation of employment to a location more than 50 miles from the location of the individual NEO’s principal place of employment prior to the change-in-control.

None of our change-in-control agreements nor our CEO’s employment agreement contain provisions that provide for a tax “gross-up” if change-in-control payments were to trigger “golden parachute” excise taxes. In the event that the amounts payable to the individual NEO in connection with a change-in-control and their termination thereafter are subject to the golden parachute excise tax, the payment to be made to the individual NEO may be reduced if the reduction would provide the individual NEO with a greater after-tax amount than would be the case if no such reduction took place.

In the first quarter of fiscal 2015, the ECC modified the change-in-control agreements for all NEOs, other than our CEO, whereby each individual NEO would be eligible, subject to compliance with certain post-employment restrictions, for company-provided health-care benefits in the event of a termination in connection with a change-in-control. In addition, a provision was added to each agreement which prohibits an individual NEO from competing (as defined) with us for a period of one-year after a change-in-control. The initial term of these modified agreements was also extended from one year to two years.

The following summary table takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described above as of July 31, 2014 and the 2000 Stock Incentive Plan. In accordance with SEC rules, company-wide benefits and plans (including severance payments described above) that are generally available to all salaried employees and are non-discriminatory are excluded.

Termination Scenario (As of July 31, 2014)	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
Potential Severance Payments upon Termination:

Termination of our CEO by Us Without Cause or Voluntary Termination by our CEO Due to Company Breach
Amount payable per employment agreement	$2,470,000	-	-	-	-
Health and life insurance continuation (3)	265,719	-	-	-	-
Single payment payable per employment agreement	22,500	-	-	-	-
Potential Change-in-Control Payments:

Change-in-Control – Assuming no Termination (as defined)
Long-term equity incentive award vesting (1)	$2,781,208	$1,157,665	$1,073,719	$1,059,076	$619,047

Termination Without Cause or For Good Reason (as defined)
Amount payable per employment agreement	$7,226,973	-	-	-	-
Non-equity incentive plan award payable (2)	652,793	-	-	-	-
Health and life insurance continuation (3)	267,061	-	-	-	-
Single payment payable per employment agreement	37,500	-	-	-	-

Termination Without Cause or For Good Reason (as defined)
Change-in-control payments	-	$1,507,352	$1,381,011	$1,748,402	$933,041
Non-equity incentive plan award payable (2)	-	223,198	201,258	264,121	196,483

(1)
These amounts represent the aggregate value of stock-based awards (including the value of in-the-money stock options) as of July 31, 2014 that would become vested as a direct result of a change-in-control. The performance-based restricted stock units granted in 2014 would become vested upon a change-in-control if replacement awards providing equivalent rights and benefits were not granted, but not otherwise. If vesting accelerates for such awards, the restricted stock units will be deemed to be earned at the higher of the target level or the actual performance level to date projected to be continued through the end of the performance period. For purposes of this table it is assumed that such awards would have vested as of July 31, 2014 (i.e., that they would not be assumed in the transaction), and the applicable level of such vesting would have been the target level. These aggregate values do not reflect the value of stock-based awards based on their remaining term, and do not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change-in-control. Market value and in-the-money value are based on the closing price of our Common Stock, $33.80, on July 31, 2014.

(2)	The non-equity incentive plan awards represent the amount that would have been payable without the use of the ECC’s negative discretion and without any voluntary reallocation to other employees.

(3)
Health and life insurance continuation amounts are estimates based on the current plan in which executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. Effective May 1, 2009, Mr. Kornberg voluntarily elected to discontinue participation in the Company’s medical insurance program and enrolled in a non-Company sponsored healthcare plan.

None of the above payments have actually been made to any of the NEOs. The actual payments and benefits that would be made to each NEO under each circumstance can only be known once a qualifying event occurs.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth information as of July 31, 2014 regarding our compensation plans and the Common Stock we may issue under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Weighted-average exercise price of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by stockholders	2,377,536	$25.28	2,279,874
Equity compensation plans not approved by stockholders	—	—	—
Total	2,377,536	$25.28	2,279,874

(1)
The number reported in this column assumes that long-term performance shares are earned at 200% of the target number of long-term performance shares. See Note (3) to the “Summary Compensation Table- Fiscal 2014.” Stock units, restricted stock units and performance shares are convertible into shares of our Common Stock on a one-for-one basis, subject to certain vesting and other requirements, and do not require the payment of an exercise price. As such, for these awards, the weighted average exercise price reflected in the above table assumes a zero exercise price. The weighted average exercise price of stock option awards only was $28.17 as of July 31, 2014.

(2)
Includes 120,257 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan. That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter. 2,159,617 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, stock units, and other full-value awards.

TABLE OF DIRECTOR COMPENSATION FOR FISCAL 2014

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Stock Awards (3)	All Other Compensation	Total
Richard L. Goldberg	$51,875	-	$65,395	-	$117,270
Edwin Kantor	65,000	$65,395	-	-	130,395
Ira S. Kaplan	56,875	-	65,395	-	122,270
Robert G. Paul	34,375	-	93,520	-	127,895
Stanton D. Sloane	38,750	-	78,520	-	117,270

(1)	Fred Kornberg, our Chairman of the Board of Directors, President and Chief Executive Officer, is not included in this table because he receives no separate compensation for his services as Director.

(2)
The amount in this column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of non-qualified stock options granted in fiscal 2014. Under the terms of our 2000 Stock Incentive Plan, on June 4, 2014, Mr. Kantor received an annual grant of non-qualified stock options to purchase 15,000 shares of our Common Stock, since he had met the equity ownership guidelines as of December 31, 2013. At July 31, 2014, non-employee directors held outstanding stock options as follows: Mr. Goldberg, 30,000; Mr. Kantor, 45,000; Mr. Kaplan, 30,000; Mr. Paul, 30,000; and Dr. Sloane, 20,753. Assumptions used in the calculation of these amounts are discussed in Note 11 to our audited consolidated financial statements for the fiscal year ended July 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on October 9, 2014.

(3)
The amounts in this column represent the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock units and stock units granted in fiscal 2014. Under the terms of our 2000 Stock Incentive Plan, on June 4, 2014, Messrs. Kaplan, Paul and Sloane each received an annual grant of 2,080 restricted stock units in lieu of non-qualified stock options to purchase 15,000 shares of our Common Stock, since they had not met the equity ownership guidelines as of December 31, 2013. Pursuant to his election, on June 4, 2014, Mr. Goldberg received 2,080 shares of restricted stock units in lieu of 15,000 non-qualified stock options, despite having met the equity ownership guidelines as of December 31, 2013. In addition, Messrs. Paul and Sloane elected to receive 938 and 406 stock units, respectively, in fiscal 2014 in lieu of a portion of their cash retainer. At July 31, 2014, non-employee directors held outstanding unvested restricted stock units as follows: 5,220 for Mr. Goldberg; 3,140 for Mr. Kantor; 5,220 for Mr. Kaplan; 5,220 for Mr. Paul; and 3,637 for Dr. Sloane. Assumptions used in the calculation of these amounts are discussed in Note 11 to our audited consolidated financial statements for the fiscal year ended July 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on October 9, 2014.

In fiscal 2014, each non-employee director received an annual retainer of $50,000 (including the value of any stock units received, in lieu of cash). In addition, the Chairman of the Nominating and Governance Committee received an additional annual retainer of $2,500, the Lead Independent Director received an additional annual retainer of $15,000, the Chairman of the Executive Compensation Committee received an additional annual retainer of $7,500, the Chairman of the Audit Committee received an additional annual retainer of $12,500, and the Chairman of the Executive Committee received an additional annual retainer of $2,500. Directors may elect to receive stock units in lieu of cash retainer amounts.

Restricted stock units and restricted stock granted to non-employee directors have a vesting period of three years (25% on the first and second anniversaries of grant, and 50% on the third anniversary of grant) subject to accelerated vesting upon death of the director or a change-in-control. Restricted stock units are convertible into shares of Common Stock on a one-for-one basis, generally at the time of termination, or earlier in certain circumstances.

Under our 2000 Stock Incentive Plan, the exercise price of all non-employee director stock options is equal to the stock’s fair market value on the date of grant. The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change-in-control.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2014, Messrs. Kaplan, Kantor, and Sloane served as members of our Executive Compensation Committee. No member of our Executive Compensation Committee is or was, during fiscal year 2014, an employee or an officer of Comtech or its subsidiaries.

No executive officer of Comtech served as a director or a member of the compensation committee of another company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has furnished the following report. The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1933 with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 for filing with the SEC.

Executive Compensation Committee

Ira S. Kaplan, Chairman
Edwin Kantor
Stanton D. Sloane

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Comtech, the audits of Comtech’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Comtech’s independent auditor, and the performance of Comtech’s internal auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG LLP (“KPMG”), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness the Company’s internal control over financial reporting.

In fiscal 2014, in fulfilling its responsibilities the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements contained in the 2014 Annual Report on SEC Form 10-K with Comtech’s management and with KPMG;

•
discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board; and

•
received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with KPMG its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in Comtech’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014, for filing with the SEC.

Audit Committee

Robert G. Paul, Chairman
Ira S. Kaplan
Stanton D. Sloane

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Standards of Business Conduct provide that transactions with related parties, as defined in the Standards of Business Conduct, must be communicated to the Corporate Compliance Officer and, as applicable, the Nominating and Governance Committee. The Nominating and Governance Committee evaluates all transactions between the Company and any of its directors, executive officers, family members of directors and executive officers, and companies in which any director, executive officer or family member is known to be employed or is known to be a partner, principal or in a similar position.

In addition, our Corporate Governance Guidelines adopted by the Nominating and Governance Committee provide that, without the prior approval of a majority of disinterested members of the full Board of Directors and, if required by applicable listing standards, the Company will not make significant charitable contributions to organizations in which a director or family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board of Directors committee member) between the Company and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested).

When evaluating any related party transaction, the Nominating and Governance Committee considers, among other matters, the terms of the proposed transaction or arrangement, as compared to the terms that could reasonably be expected to be obtained from an unrelated party, and whether the proposed transaction or arrangement is in the best interests of the Company and its stockholders.

Certain Transactions

We lease a 46,000 square foot facility in Melville, New York from a partnership controlled by our Chairman, Chief Executive Officer and President. This facility has been used by our RF microwave amplifiers segment for manufacturing, engineering, sales and other administration functions for many years. In June 2011, in connection with our lease expiring in December 2011, our Nominating and Governance Committee of the Board of Directors performed a comprehensive assessment to determine: (i) whether or not the facility met our current and future business requirements, and (ii) what terms and conditions we should consider in potentially negotiating a new lease. In determining current and future business requirements, the Nominating and Governance Committee considered detailed operational requirements prepared by appropriate management levels within our RF microwave amplifiers segment. In determining the terms and conditions that we should consider, our Nominating and Governance Committee obtained written reports from three independent commercial real estate firms regarding prevailing rents for comparable facilities in the general vicinity. Our annual rent for this facility was approximately $598,000 for fiscal 2014. The lease provides for our use of the premises as they exist through December 2021 with an option, exercisable by us, for an additional ten-year period. Additionally, we have a right of first refusal in the event of a sale of the facility.

The brother of Mr. McCollum (a Senior Vice President of the Company and President of Comtech EF Data Corp.) is employed by our Company as a test technician and his aggregate compensation for fiscal 2014 of approximately $62,000 was comparable with other Comtech employees in similar positions. The son of Mr. McCollum is employed by our Company as a software engineer and his aggregate compensation for fiscal 2014 of approximately $112,000 was comparable with other Comtech employees in similar positions.

The son of Mr. Burt (a Senior Vice President of the Company and President of Comtech Systems, Inc.) is employed by our Company as a director of regional sales and marketing and his aggregate compensation (including salary and incentive sales commissions) for fiscal 2014 of approximately $355,000 was comparable with other Comtech employees in similar positions.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Fiscal 2014 Annual Meeting of Stockholders. If other matters do come before the Fiscal 2014 Annual Meeting of Stockholders, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, email, fax, telephone, telegram, and personally by directors, officers and other employees of Comtech who will not receive incremental pay as a result of any potential solicitation. The Company has also engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies and has agreed to pay Innisfree a fee not to exceed $15,000, plus reimbursement of expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of the engagement.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

The cost of soliciting proxies will be borne by Comtech.

A complete list of stockholders entitled to vote at the Fiscal 2014 Annual Meeting of Stockholders will be available for inspection beginning December 30, 2014 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports during fiscal 2014.

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS

Our Board of Directors recommends a vote FOR the Election of Ira S. Kaplan and Stanton D. Sloane to our Board of Directors.

Our Board of Directors is divided into three classes. Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each annual meeting of Comtech’s stockholders. Mr. Kaplan and Dr. Sloane are in the class whose term of office expires at the Fiscal 2014 Annual Meeting of Stockholders, Mr. Goldberg and Mr. Paul are in the class whose term of office expires at the Fiscal 2015 Annual Meeting of Stockholders, and Mr. Kornberg and Mr. Kantor are in the class whose term of office expires at the Fiscal 2016 Annual Meeting of Stockholders. Mr. Kaplan and Dr. Sloane are to be elected at the Fiscal 2014 Annual Meeting of Stockholders to serve until the Fiscal 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected, each must receive a plurality of the votes cast at the Fiscal 2014 Annual Meeting of Stockholders. Only votes cast FOR a nominee will be counted. Abstentions, votes withheld and broker non-votes will have no effect on the outcome of the election. Mr. Kaplan and Dr. Sloane are both current directors standing for re-election, and were elected at the Fiscal 2011 Annual Meeting of Stockholders held on January 13, 2012.

Nominees for Election at the Fiscal 2014 Annual Meeting of Stockholders

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Ira S. Kaplan	Private Investor	78	2017	2002
Dr. Stanton D. Sloane	President and Chief Executive Officer of Decision Sciences International Corporation	64	2017	2012

Incumbent Directors Whose Terms of Office Continue After
the Fiscal 2014 Annual Meeting of Stockholders and Current Executive Officers

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Directors (in order of expiration of current term):
Richard L. Goldberg	Independent Senior Strategic Advisor	78	2015	1983
Robert G. Paul	Private Investor	72	2015	2007
Fred Kornberg	Chairman, Chief Executive Officer and President of Comtech	78	2016	1971
Edwin Kantor	Chairman of S2K Partners LLC	82	2016	2001

Other Executive Officers (listed alphabetically):
Richard L. Burt	Senior Vice President of Comtech; President of Comtech Systems, Inc.	73	_	_
Robert L. McCollum	Senior Vice President of Comtech; President of Comtech EF Data Corp.	64	_	_
Michael D. Porcelain	Senior Vice President; Chief Financial Officer of Comtech	45	_	_
Robert G. Rouse	Senior Vice President, Strategy and M&A of Comtech	50	_	_

The Committee(s) that each director is a member of is noted in their respective biographies which follow:

Our Nominees’ Biographies and Director Qualifications

Ira S. Kaplan

Biography

Mr. Kaplan has been a director of Comtech since 2002 and is currently a private investor. Mr. Kaplan was President and Chief Operating Officer (“COO”) of EDO Corporation from 1998 to 2000 and, following the merger of EDO Corporation with AIL Technologies Inc., Mr. Kaplan served as the Executive Vice President and COO of the combined companies with responsibility to manage the integration of the companies. Mr. Kaplan held that position until his retirement in 2001. EDO Corporation is a supplier of sophisticated, highly engineered products and systems for defense, aerospace and industrial applications. EDO was subsequently purchased by ITT and the operations that Mr. Kaplan oversaw were spun-off as part of a publicly-traded company that is now called Exelis.

Director Qualifications

With more than 40 years of experience, including holding senior executive positions at a similar company, Mr. Kaplan brings valuable experience arising from his deep understanding of the defense and communications industries and provides perspective on the Company’s business opportunities, supply chain and general management matters. Mr. Kaplan meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee; and

•	Executive Compensation Committee (Chairman)

Dr. Stanton D. Sloane

Biography

Dr. Sloane has been President and CEO and a member of the board of directors of Decision Sciences International Corporation, a privately-held advanced security and detection systems company, since August 2011. Prior to his current position, he served as President and CEO and a member of the board of directors of SRA International, Inc. (“SRA”), an information solutions company which, at the time, was a $1.8 billion New York Stock Exchange listed company. He served as President and CEO of SRA from April 2007 through July 2011, during which time he helped lead the sale of SRA to a private equity firm. During his four-year leadership tenure, SRA grew significantly. Prior to joining SRA, he was Executive Vice President of Lockheed Martin’s Integrated Systems & Solutions (a division with $5 billion in revenue and 14,000 persons under his direction) from June 2004 until April 2007. He began his business career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from 1976 until 1981. Dr. Sloane previously served on the boards of three non-profit organizations - Shakespeare Theater, Professional Service Corporation and Tech America. He holds a bachelor’s degree in Professional Studies (Aeronautics) from Barry University, a master’s degree in Human Resources Management from Pepperdine University, and a Doctor of Management degree from the Weatherhead Business School at Case Western Reserve University.

Director Qualifications

Dr. Sloane has served in various senior leadership positions at technology, security and defense companies. Dr. Sloane’s strong leadership track record and deep knowledge of the technology and defense sectors is a welcomed addition to Comtech’s seasoned Board, providing valuable insights to the Board of Directors and a valuable resource to our U.S. government business. Dr. Sloane meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Executive Committee (Chairman)

•	Audit Committee; and

•	Executive Compensation Committee

Continuing Directors’ Biographies and Director Qualifications

Fred Kornberg (Chairman of the Board, Chief Executive Officer and President)

Biography

Mr. Kornberg has been Chief Executive Officer and President of Comtech since 1976. Prior to that, he was the Executive Vice President of Comtech from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Director Qualifications

Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value.

Mr. Kornberg has been a director of Comtech since 1971 and is currently a member of the Executive Committee of the Board of Directors.

Edwin Kantor (Lead Independent Director)

Biography

Mr. Kantor has been a director of Comtech since 2001 and Lead Independent Director commencing in 2011. He currently serves as Chairman of S2K Partners LLC. Previously he was Vice Chairman of Investment Banking with Cantor Fitzgerald & Co. from 2009 to 2012 and was Chairman of BK Financial Services LLP from 2002 to 2009. He served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm's Vice Chairman.

Director Qualifications

Mr. Kantor brings his distinguished career in the financial services industry and a deep understanding of the public capital markets to his director role. His background and acumen enable him to make a valuable contribution to the Board’s oversight of Comtech’s capital structure and finances. As the former Vice Chairman of Investment Banking with Cantor Fitzgerald & Co and current Chairman of S2K Partners LLC, Mr. Kantor brings to us emerging and evolving knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis.

Mr. Kantor meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Executive Committee;

•	Nominating and Governance Committee; and

•	Executive Compensation Committee

Richard L. Goldberg

Biography

Mr. Goldberg has been a director of Comtech since 1983. Since November 1, 2004, he has been an Independent Senior Strategic Advisor to a number of enterprises engaged in diverse businesses, counseling his clients with respect to a wide range of corporate and business matters, including new business opportunities, financing for corporate growth, mergers and acquisitions, and governance practices and policies. From 1990 until 2004, he was a Senior Partner of Proskauer Rose LLP, at which time he stepped away to become an Optional Service Partner of that firm. He was a Partner of Botein Hays & Sklar from 1966 to 1990.

Director Qualifications

Mr. Goldberg's broad-gauged and extensive experience as a senior corporate lawyer and, later, as an independent strategic business advisor, provides us with a wealth of insights concerning the many complex issues faced by the Company. Mr. Goldberg has deep working experience with the analytical approaches and decision-making practices of public and private companies that have brought value to their stockholders, the owners of the businesses, through sustainable growth, responsible fiscal management and best corporate governance practices. He has experienced the workings of, and counseled, many boards of directors, independent board committees, and chief executives charged with the responsibility of making sound and productive strategic decisions on which the future of their enterprises depended. In short, there are very few aspects of corporate life that Mr. Goldberg has not participated in at the highest senior level.

Mr. Goldberg meets the standards of independence under our Corporate Governance Guidelines, the director independence guidelines established by the Board of Directors and applicable NASDAQ listing standards, including the requirement that a director be free of any relationship that would interfere with the director’s individual exercise of independent judgment.

Mr. Goldberg currently is a member of the following Committees of the Board of Directors:

•	Executive Committee; and

•	Nominating and Governance Committee (Chairman)

Robert G. Paul

Biography

Mr. Paul has been a director of Comtech since March 2007. He serves on the boards of directors of Rogers Corporation and Kemet Corporation, and previously served on the board of directors of Andrew Corporation from 2003 to 2005. He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004. Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003. He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer.

Director Qualifications

Mr. Paul has significant experience leading a multinational public corporation whose performance, like Comtech’s, is largely driven by technological innovation and product research and development. Those leadership experiences and his service as a director of other public companies are significant assets to the Company.

Mr. Paul meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee (Chairman); and

•	Nominating and Governance Committee

Our Other Current Executive Officers (listed in alphabetical order)

Richard L. Burt

Biography

Mr. Burt has been Senior Vice President of Comtech since 1998 and had been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984. Mr. Burt first joined Comtech in 1979.

Robert L. McCollum

Biography

Mr. McCollum has been Senior Vice President of Comtech since 2000 and had been a Vice President since 1996. He founded Comtech Communications Corp. in 1994 and had been its President since its formation. In July 2000, Comtech combined Comtech Communications Corp. with Comtech EF Data Corp.

Michael D. Porcelain

Biography

Mr. Porcelain has been Senior Vice President and Chief Financial Officer of Comtech since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks (including various Internet websites) related to the financial planning and advisory industry. Mr. Porcelain is also an Adjunct Professor at St. John’s University located in New York where he currently teaches graduate level accounting courses.

Robert G. Rouse

Biography

Mr. Rouse has been Senior Vice President, Strategy and M&A of Comtech since February 2011. Prior to rejoining Comtech, Mr. Rouse co-founded two start-up companies in the consumer products area, Versa-Derm, LLC and XO Products, LLC, and is currently a non-managing member of XO Products, LLC. Mr. Rouse was Executive Vice President of Comtech from September 2004 to August 2008, and was previously Senior Vice President of Comtech from 2001 to September 2004. He was Chief Operating Officer of Comtech from March 2006 to August 2008, and had been Chief Financial Officer of Comtech from 2001 to March 2006. Mr. Rouse was previously employed by KPMG LLP in various capacities for 15 years, including as a partner in the firm’s assurance practice from 1998 to 2001.

PROPOSAL NO. 2 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as disclosed in this Proxy Statement.

We are providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. Stockholders are being asked to vote on the following resolution:

Resolved, that the stockholders approve the compensation of Comtech’s executive officers named in the Summary Compensation Table, as disclosed in Comtech’s Proxy Statement dated November 26, 2014, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

At our Fiscal 2011 Annual Meeting of Stockholders, our Board recommended and our stockholders voted to approve, on an advisory basis, an annual frequency for say-on-pay advisory votes, rather than every two years or every three years. We currently intend to submit say-on-pay advisory votes to stockholders at each annual meeting of stockholders.

Alignment of Executive Compensation with Performance

Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining a very experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders. As discussed throughout the section entitled “Compensation Discussion and Analysis,” compensation of our executive officers in fiscal 2014 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy.

The ECC believes that the actual total compensation awarded to our NEOs in fiscal 2014 as reflected in the “Summary Compensation Table” is aligned with overall results, returns to stockholders and are appropriate in light of each individual’s contributions to our overall success. Our stockholders have been rewarded with long-term performance that compares well to peer groups and relevant benchmark indices.

Effect of Say-On-Pay Vote

At our December 2013 annual meeting, 98.8% of the shares voted were voted in favor of our fiscal 2013 executive compensation program, a noteworthy increase from the 75.8% and 68.4% favorable votes, in fiscal 2012 and 2011, respectively. The ECC believes this highly supportive vote is attributable to: (i) the comprehensive review of our executive compensation program performed by the ECC over the past several years, (ii) the ECC’s listening to stockholder feedback and comments by certain leading proxy advisory firms; and (iii) the changes implemented by the ECC to our executive compensation plan, including those changes effective for fiscal 2014.

Although this proposal is advisory and not binding, the ECC, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, the ECC will seek to understand the concerns that influenced the vote and address them in making future decisions affecting our executive compensation program.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Executive Compensation” for a detailed discussion of our executive compensation principles and practices, the fiscal 2014 compensation of our NEOs, and changes implemented to our program for fiscal 2014.

We urge you to read these sections of the proxy statement and the related compensation tables closely in determining how to vote on this matter.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as our independent registered public accounting firm.

Our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2015 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board of Directors. Even if the selection is ratified, our Audit Committee, which is currently considering receiving proposals for fiscal 2015 from other independent registered public accounting firms, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of KPMG are expected to be present at the Fiscal 2014 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended July 31, 2013 and fees billed to or payable by us for the fiscal year ended July 31, 2014 by KPMG for professional services rendered:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees

Audit fees (1)	$696,000	$789,000
Audit-related fees (2)	36,000	44,000
Tax fees (3)	115,000	115,000
Total Fees	$847,000	$948,000

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of our report on internal control over financial reporting and statutory audits of certain foreign subsidiaries.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit of our annual financial statements that are not reported under Audit Fees, including the audit of our 401(k) plan.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board of Directors, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FISCAL 2015 STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s proxy rules, eligible stockholders wishing to have a proposal for action by the stockholders at the Fiscal 2015 Annual Meeting of Stockholders included in our proxy statement must submit such proposal at the principal offices of Comtech, and such proposal must be received by us not later than July 29, 2015.

Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the Fiscal 2015 Annual Meeting of Stockholders unless notice (including all information required under Article II, Section 8 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than September 11, 2015 or later than October 11, 2015; provided, however, that if the Fiscal 2015 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2014 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2015 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2015 Annual Meeting of Stockholders.

In addition, a stockholder proposal (other than a nomination for election to our Board of Directors, or a stockholder proposal that may be made pursuant to the SEC’s proxy rules) may not be made at the Fiscal 2015 Annual Meeting of Stockholders unless notice thereof (including all information required under Article II, Section 9 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than October 11, 2015 or later than November 10, 2015; provided, however, that if the Fiscal 2015 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2014 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2015 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2015 Annual Meeting of Stockholders. It is suggested that any such stockholder proposals or nominations be submitted to the Company by certified mail, return receipt requested.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the Fiscal 2015 Annual Meeting of Stockholders may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before October 12, 2015, unless the Fiscal 2015 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2014 Annual Meeting of Stockholders.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to the address of those stockholders. This procedure reduces our printing costs and postage fees. Once a stockholder has received a householding notice from its broker, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. Each stockholder who participates in householding will continue to receive a separate proxy card.

By Order of the Board of Directors,
Patrick O’Gara
Secretary

Date: November 26, 2014

The Fiscal 2014 Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
Will be held at 10 a.m., Eastern Time, on January 9, 2015 at
68 South Service Road (Lower Level Auditorium), Melville, New York 11747

FROM KENNEDY AIRPORT
TAKE JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135). TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495). TAKE LIE TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT
TAKE GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN
TAKE THE MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND
TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT 48 (ROUND SWAMP ROAD). TURN LEFT ONTO ROUND SWAMP ROAD. MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.
COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, NY 11747
TEL: (631) 962-7000 • FAX: (631) 962-7001
www.comtechtel.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COMTECH TELECOMMUNICATIONS CORP. 68 SOUTH SERVICE ROAD, SUITE 230 MELVILLE, NY 11747
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees 01 Ira S. Kaplan 02 Stanton D. Sloane

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of our Named Executive Officers.					☐	☐	☐

3. Ratification of selection of KPMG LLP as our independent registered public accounting firm.					☐	☐	☐

NOTE: This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature [Joint Owners]	Date

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.
JANUARY 9, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the Company) to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on January 9, 2015, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side